Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and Between

NMG-BRAINTREE, LLC,

a Delaware limited liability company

(“Seller”)

-and-

CWI BRAINTREE HOTEL, LLC,

a Delaware limited liability company

(“Purchaser”)

of

Hampton Inn Hotel,

Braintree, Massachusetts

Dated March 19, 2012

TABLE OF CONTENTS

I. DEFINITIONS; PURCHASE AND SALE; DUE DILIGENCE PERIOD		1

1.1	Definitions	1

1.2	Purchase and Sale	1

1.3	Due Diligence Period; Access; Review of Materials	3

II. CONSIDERATION		5

2.1	Purchase Price	5

2.2	Earnest Money	6

2.3	Allocation	6

III. SURVEY		6

3.1	Survey	6

IV. TITLE INSURANCE		7

4.1	Title Commitment	7

V. REPRESENTATIONS AND WARRANTIES		8

5.1	Seller’s Representations and Warranties	8

5.2	Purchaser’s Representations and Warranties	11

5.3	Remedies Prior to Closing	12

5.4	Survival	12

5.5	Indemnification	12

VI. COVENANTS		15

6.1	Seller’s Covenants	15

6.2	Purchaser’s Covenants	16

VII. REMEDIES		17

7.1	Seller’s Remedies	17

7.2	Purchaser’s Remedies	17

7.3	Holdback	18

7.4	Attorneys’ Fees	18

7.5	Survival	18

VIII. CLOSING MATTERS		19

8.1	Closing	19

8.2	Adjustment and Prorations	19

8.3	Guest Property in Seller’s Possession on Closing Date	21

8.4	Closing Documents	22

8.5	Closing Costs	24

8.6	Real Estate Commissions	24

8.7	Hotel Employees	24

8.8	Disbursements and Other Actions by Escrow Agent	25

8.9	Conditions Precedent to Purchaser’s Obligations	26

8.10	Conditions Precedent to Seller’s Obligations	27

8.11	Survival	27

IX. CONDEMNATION AND RISK OF LOSS		27

9.1	Notice	27

9.2	Condemnation	27

9.3	Casualty	28

X. DISCLAIMERS AND RELEASE		28

10.1	Independent Investigations	29

10.2	Disclaimer of Warranties	29

10.3	Condition of Hotel	29

10.4	Release	30

XI. MISCELLANEOUS		31

11.1	Entire Agreement	31

11.2	Binding Effect	31

11.3	Notices	31

11.4	Governing Law	33

11.5	Interpretation	33

11.6	Discharge of Obligations	33

11.7	Execution in Counterparts	33

11.8	No Recordation	33

11.9	Time of the Essence	33

11.10	Invalid Provisions	34

11.11	Computation of Time	34

11.12	Knowledge	34

11.13	Confidentiality	34

11.14	No-Offer	35

11.15	Privacy Laws	35

11.16	Further Assurances	35

11.17	WAIVER OF TRIAL BY JURY	36

11.18	Liability Under Deed	36

11.19	Exhibits and Schedules	36

11.20	Assignments	36

11.21	Escrow Agent as Reporting Person	36

11.22	Exclusivity	37

SIGNATURE BY SELLER		38

SIGNATURE BY PURCHASER		39

SIGNATURE BY ESCROW AGENT		40

EXHIBITS:

Exhibit “A”       (Definitions)

Exhibit “B”       (Legal Description of Hotel Land)

Exhibit “C”       (Escrow Instructions)

Exhibit “D”       (Material Contracts)

Exhibit “E”        (Permits)

Exhibit “F”        (Bill of Sale and Assignment)

Exhibit “G”       (Seller’s Closing Certificate)

Exhibit “H”       (Purchaser’s Closing Certificate)

Exhibit “I”         (Investigation Documents)

Exhibit “J”        (Equipment Leases)

Exhibit “K”       (Improvements)

Exhibit “L”        (Audit Request Materials)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of March 19, 2012 (the “Effective Date”), is made by and between NMG-BRAINTREE, LLC, a Delaware limited liability company (“Seller”), and CWI BRAINTREE HOTEL, LLC, a Delaware limited liability company (“Purchaser”).

Recitals:

A.          Seller owns all of the Real Property and Personal Property located at that certain hotel having approximately one hundred three (103) guest rooms commonly known as the “Hampton Inn Hotel, Braintree, Massachusetts” (collectively, the “Hotel”);

B.           Seller desires to sell to Purchaser and Purchaser desires to buy from Seller the Hotel on the terms and conditions set forth herein.

Agreement:

I. DEFINITIONS; PURCHASE AND SALE; DUE DILIGENCE PERIOD

1.1         Definitions.

For the purpose of this Agreement, capitalized terms shall have the meanings set forth in Exhibit “A,” which is attached hereto and incorporated herein.

1.2         Purchase and Sale.

(a)         Real Property. Subject to the terms and on the conditions set forth in this Agreement, Seller hereby covenants and agrees to sell and convey and Purchaser agrees to purchase Seller’s fee interest in the following assets (collectively, the “Real Property”):

(i)	that land and all appurtenances thereto which is more particularly described in Exhibit “B” hereto (the “Hotel Land”); and

(ii)

the buildings, structures (surface and sub-surface), installations and other improvements and fixtures as shall constitute real property located on the Hotel Land (collectively, the ‘Hotel Improvements”).

(b)          Personal Property. In addition to the Real Property, and subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase the following assets (collectively, the “Personal Property”):

(i)

all of Seller’s right, title and interest in and to all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles and other articles of personal property (other than the Expendables, the Consumables or the Excluded Assets) located at, affixed or attached to the Real Property or held in reserve storage for future use exclusively in connection with the Hotel, including, without limitation, Seller’s interest as lessee under an Equipment Lease with respect to any such items, subject to such depletions, substitutions and replacements as shall occur and be made in the Ordinary Course of Business prior to the Closing Date (collectively, “Furnishings”);

(ii)

all of Seller’s right, title and interest in and to all opened and unopened food and beverages whether in use or held in reserve storage for future use exclusively in connection with the operation of the Hotel (collectively, the “Consumables”);

(iii)

all of Seller’s right, title and interest in and to all expendable supplies, including, without limitation, all linens, towels, paper goods, guest supplies, cleaning supplies, operating supplies, printing supplies, stationery, uniforms and similar items, whether in use or held in reserve storage for future use in connection with the operation of the Hotel (collectively, the “Expendables”);

(iv)

to the extent transferable by Seller, all of Seller’s right, title and interest in and to all service and maintenance contracts, supply contracts, and other contracts or agreements relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties, but excluding the Franchise Agreement, the Management Agreement, the Operating Lease and any other contracts or agreements that are Excluded Assets (collectively, the “Hotel Contracts”);

(v)	all of Seller’s right, title and interest in and to all equipment leases set forth on Exhibit “J” (collectively, the “Equipment Leases”);

(vi)

all of Seller’s right, title and interest in and to all of Seller’s books, records, files, computer data, operating reports, plans and specifications and other documentation to the extent relating to the ownership and operation of the Hotel, including the list of Hotel Employees and records relating to the Bookings but excluding (A) the personnel files and employment records for all Hotel Employees (except for employees retained/rehired by Purchaser), (B) items that belong to or are proprietary to Franchisor, Manager and either of their affiliates or other third parties, (C) internal memoranda regarding the sale, financing and/or valuation of the Hotel, and (D) materials and information that are covered by the attorney-client privilege or any confidentiality agreement entered into by or binding on Seller or Tenant or their affiliates (collectively, the “Books and Records”);

(vii)

all of Seller’s right, title and interest in and to all contracts, reservations and sales files for the use or occupancy of guest rooms of the Hotel (collectively, the “Bookings”) and the aggregate amount of any deposits received by or on behalf of Seller (whether paid in cash or by credit card) as a down payment for any Bookings (the “Advance Deposits”);

(viii)

to the extent transferable by Seller, all of Seller’s right, title and interest in and to all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, maintenance, occupancy, operation or use of any part of the Hotel (collectively, the “Permits”); and

(ix)	to the extent transferable by Seller, all of Seller’s right, title and interest in and to, (1) all intangible personal property used in connection with the ownership or operation of the Hotel, including, without limitation, telephone numbers, post office boxes, warranties and guaranties, signage rights, utility and development rights and privileges, general intangibles; and (2) all websites and domains exclusively used for the Hotel (collectively, the “Intangible Assets”).

(c) Excluded Assets. The following items are expressly excluded from the transaction contemplated by this Agreement (collectively, the “Excluded Assets”):

(i)

any fixtures, personal property or intellectual property owned by (1) third parties (including, without limitation, equipment lessors, suppliers, vendors and licensors) under Hotel Contracts or Permits, (2) Franchisor, (3) Manager, (4) any Hotel Employees or (5) any guests or customers of the Hotel;

(ii)

all data and information relating to guests or customers of any hotel or lodging property (including condominium or interval ownership properties) other than the Hotel that are owned, leased, operated, licensed or franchised by Franchisor, Manager or an affiliate of either of them, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); and

(iii)	Any items expressly excluded from Section 1.2(b).

1.3         Due Diligence Period; Access; Review of Materials.

(a)          Investigations and Inspections. During the Due Diligence Period, Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser’s investigations and inspections of the Hotel and the conduct of the Business thereon. Prior to or within three (3) Business Days after the Effective Date, Seller shall provide to Purchaser the Investigation Documents; provided, however, that if any of the Investigation Documents are not in Seller’s possession or reasonably available to Seller, Seller shall notify Purchaser and Seller shall not be in breach or default of this Agreement for the failure to provide such documents. From and after the Effective Date, except to the extent that items constitute or relate to the Excluded Assets, Seller shall promptly provide or make available to Purchaser such additional information, documents or files relating to the Hotel and the conduct of the Business thereon which are in Seller’s possession or control as Purchaser may reasonably request, provided such request is not inconsistent with any provision of this Agreement and as requested in writing. During the Due Diligence Period, Purchaser shall, subject to the rights of Franchisor, Manager and the guests of the Hotel and the limitations set forth below, have the right to enter upon the Real Property to perform such physical inspections (including, without limitation, Phase I environmental site assessments, engineering tests and studies, and other due diligence investigations of the Real Property), surveys and studies, and review such other matters related to the Hotel (including, without limitation, the Hotel Contracts, the Permits, and the Books and Records), as Purchaser reasonably deems necessary for its review of the Hotel (collectively, “Inspections and Studies”). In connection with the Inspections and Studies:

(i)

Purchaser shall have the right, at its sole risk, responsibility, cost and expense, to enter upon the Real Property at reasonable times and upon at least twenty-four (24) hours advance notice to Seller for the purpose of conducting such Inspections and Studies;

(ii)	Purchaser and its agents, contractors and consultants must be accompanied by an employee, agent or representative of Seller or Manager;

(iii)	such Inspections and Studies will be conducted during normal business hours on Business Days;

(iv)

Purchaser and its agents, contractors and consultants shall not perform any drilling, coring or other invasive testing or sampling, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(v)	Purchaser’s right to perform the Inspections and Studies shall be subject to and will not unreasonably interfere with or disturb the rights of guests at the Hotel; and

(vi)

the Inspections and Studies shall not unreasonably interfere with the Business, and Purchaser and its agents, contractors and consultants shall comply with Seller’s requests with respect to the Inspections and Studies to minimize such interference.

(b)          Insurance. Prior to conducting any on-site inspection of the Hotel, other than mere visual examination, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, naming Seller, Tenant and Manager as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Two Million and No/100 Dollars ($2,000,000.00) for any one occurrence and not less than Two Million and No/100 Dollars ($2,000,000.00) for property damage liability for any one occurrence. Prior to making any entry upon the Real Property other than for visual inspection, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.

(c)          Indemnity. Purchaser shall indemnify, defend and hold harmless Seller, Manager, Tenant and their respective affiliates, subsidiaries, officers, directors, members, shareholders, employees, representatives and agents from any Claims arising from or related to Purchaser’s or its agents or contractors entry upon the Real Property or any such Inspections and Studies, except (i) for the discovery of existing conditions at the Hotel so long as following such discovery Purchaser does not exacerbate such conditions through its actions, and (ii) to the extent caused by Seller, Tenant or Manager, or any of their respective agents, employees or contractors. After any such entry, Purchaser shall promptly restore the Hotel to its prior condition, if its condition was changed by such entry. This Section 1.3(c) shall survive the Closing and any termination of this Agreement.

(d)          Contact with the Hotel Employees. Prior to the Closing, all contact by Purchaser at the Hotel shall be coordinated through the Hotel’s General Manager. Prior to the expiration of the Due Diligence Period, Purchaser shall not interview any Hotel Employees (other than the Hotel’s General Manager) outside the presence of a representative of Seller (which may include the Hotel’s General Manager) without Seller’s prior consent. Between the expiration of the Due Diligence Period and Closing, Purchaser shall have the right to interview any such Hotel Employees for possible employment and any such interview shall be conducted in the presence of the Hotel’s General Manager (unless Seller agrees otherwise) and in accordance with Manager’s customary policies and procedures for such interviews.

(e)          Destruction or Return of Materials. If Purchaser does not acquire the Hotel for any reason whatsoever, Purchaser shall promptly destroy (i) all materials provided to Purchaser by Seller and (ii) all materials and documents obtained or commissioned by Purchaser in connection with its investigation of the Hotel (with no retention by Purchaser of copies of any such materials and documents). Purchaser agrees that the information contained in the aforesaid documents shall be deemed confidential information subject to the terms and conditions of Section 11.13 of this Agreement.

(f)           Termination. If Purchaser elects on or before expiration of the Due Diligence Period, for no reason or for any reason whatsoever, in its sole and absolute discretion, not to proceed with the transaction contemplated by this Agreement, Purchaser will deliver written notice of such decision to Seller and Escrow Agent, whereupon (i) this Agreement shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (iii) each party shall pay one-half (1/2) of the expenses of escrow and (iv) neither party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated under the indemnity and other provisions in this Agreement that survive termination (collectively, the “Surviving Obligations”).  Except for Purchaser’s right to the Franchisor Approval Period as set forth in Section 1.3(g), Purchaser’s failure to deliver to Seller and Escrow Agent a written notice of termination on or before expiration of the Due Diligence Period shall be deemed to constitute Purchaser’s election to proceed with the transaction contemplated hereby.

(g)          New Franchise Agreement. From and after the Effective Date, Purchaser shall work in good faith using commercially reasonable efforts to cause Franchisor to commit in writing, in form and substance reasonable acceptable to the parties, to at Closing: (i) terminate the Franchise Agreement, with no cost, expense or liability to Seller or Tenant or any of their affiliates and to release each of them from any and all obligation therewith including releasing any and all guarantees given in connection with the Franchise Agreement by any of them or any of their affiliates (pursuant to a release in form and substance delivered by Franchisor in the ordinary course of business under substantially similar circumstances), and (ii) allow Purchaser to receive a license to operate the Hotel as a Hampton Inn Hotel after the Closing pursuant to the New Franchise Agreement in the form and substance acceptable to Purchaser (in Purchaser’s reasonable discretion) (collectively, the “Franchisor Approval”). If Franchisor has not granted Franchisor Approval by the expiration of the Due Diligence Period, Purchaser shall have an additional fifteen (15) day period (the “Franchisor Approval Period”) solely to allow Purchaser to obtain the Franchisor Approval; provided Purchaser shall be obligated to (a) deposit the Second Deposit in accordance with Section 2.2(c), and (b) notify Seller in writing, prior to the expiration of the Due Diligence Period, of its intent to utilize the Franchisor Approval Period.  Upon receipt of the Franchisor Approval during the Franchisor Approval Period, (i) the Franchisor Approval Period shall automatically expire, and (ii) Purchaser shall have no further right to terminate this Agreement pursuant to Section 1.3(f).  If Purchaser has not obtained the Franchisor Approval by the last day of the Franchisor Approval Period and delivered evidence of the same to Seller, (a) this Agreement shall automatically terminate, (b) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (c) each party shall pay one-half (1/2) of the expenses of escrow and (d) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.

(h)          Obligation to Purchase the Hotel. If Purchaser does not terminate this Agreement in accordance with Section 1.3(f) or 1.3(g) above or as otherwise expressly set forth in this Agreement, then Purchaser agrees, at Closing, to purchase the Hotel and to assume all of the Hotel Contracts and to assume and honor all of the Bookings.  Seller shall pay any transfer or other fee or payment payable under any Hotel Contract as a result of the assignment and assumption of such Hotel Contract in connection with the transfer of the Hotel.  Seller shall use commercially reasonable efforts to obtain the consent to the transfer of any Hotel Contract which requires such consent; provided, however, Purchaser shall reasonably cooperate with Seller in obtaining any such consent.

II. CONSIDERATION

2.1         Purchase Price.

The total purchase price for the Hotel shall be Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) (the “Purchase Price”), as increased or decreased by prorations and adjustments pursuant to and in accordance with this Agreement, and will be paid by Purchaser by wire transfer of immediately available good funds to Escrow Agent on the Closing Date.

2.2         Earnest Money.

(a)          Escrow Instructions. Concurrently with the execution and delivery of this Agreement, Purchaser, Seller and Escrow Agent have executed or will promptly execute escrow instructions (the “Escrow Instructions”), the form of such Escrow Instructions being attached hereto as Exhibit “C”.

(b)          Good Faith Deposit. No later than 5:00 p.m. (Eastern Time) three (3) Business Days after the Effective Date (the “Good Faith Deposit Date”), Purchaser shall deposit the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash as an earnest money deposit (together with any interest earned thereon, the “Good Faith Deposit”) by wire transfer to Escrow Agent. If the Good Faith Deposit is not timely made, Seller may terminate this Agreement at any time prior to receipt by the Title Company of the Good Faith Deposit, in which case this Agreement shall terminate (in which case neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations).

(c)          Second Deposit. If the Due Diligence Period expires without Purchaser having terminated this Agreement, then no later than 5:00 p.m. (Eastern Time) two (2) Business Days after the expiration of the Due Diligence Period (the “Second Deposit Date”), Purchaser shall deposit an additional Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash as an earnest money deposit (together with any interest earned thereon, the “Second Deposit”) by wire transfer to Escrow Agent (the Good Faith Deposit and the Second Deposit and any interest earned thereon are collectively referred to herein as the “Earnest Money”).  Failure of Purchaser to make the Second Deposit as required pursuant to this Section 2.2(c) shall be deemed a material default by Purchaser under this Agreement and Seller shall have the rights set forth in Section 7.1.

(d)          Earnest Money. The Earnest Money shall be delivered to and held by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement and the Escrow Instructions. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur, the Earnest Money (including interest accrued thereon) shall be held and delivered as expressly provided in Sections 1.3(f), 1.3(g), 3.1, 4.1, 5.3, 7.1, 7.2, 8.1(b), 8.9, 8.10, 9.2 or 9.3, as applicable.

2.3         Allocation.

Prior to the expiration of the Due Diligence Period, Purchaser will notify Seller in writing of the allocation of the Purchase Price between the Real Property and the Personal Property, and such allocation shall be subject to Seller’s reasonable approval. Seller and Purchaser agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Purchaser and Seller cannot agree upon allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

III.
SURVEY

3.1         Survey.

Seller shall, as part of the Investigation Documents required hereunder, deliver to Purchaser a copy of the existing ALTA survey with respect to the Real Property. Purchaser shall have the right, at its sole cost and expense, to have a current ALTA/ACSM survey (the “Survey”) prepared. Purchaser shall on or before the date that is ten (10) Business Days before the expiration of the Due Diligence Period (the “Objection Period”), object in writing to any matters shown on the Survey, which objection must be accompanied by a copy of the Survey.  Purchaser’s failure to timely object to any such matters shall be deemed to constitute Purchaser’s approval thereof.  If Purchaser timely objects to any matters shown on the Survey, then Seller shall have the right, but not the obligation, to (a) elect to cure such objections to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion); or (b) subject to Section 8.1(b), unconditionally and irrevocably agree in writing that such objections will be cured to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) prior to or upon Closing.  Seller shall have until 5:00 p.m. (Eastern Time) on the date which is three (3) Business Days after the Objection Period (the “Cure Date”) to make its election pursuant to the immediately preceding sentence.  If Seller timely cures or commits in writing to cure such objections to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion), then the Survey shall be deemed approved; provided, however, if Seller does not timely cure or commit in writing to cure such objections to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) prior to the Cure Date, then Purchaser shall, on or before the expiration of the Due Diligence Period (the “Review Date”), either (i) terminate this Agreement by delivering to Seller a written notice of termination, whereupon (A) this Agreement shall automatically terminate, (B) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (C) each party shall pay one-half (1/2) of the expenses of escrow and (D) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations; or (ii) waive the objections that Seller has not cured or committed to cure to Purchaser’s satisfaction, which shall then become Permitted Exceptions. Purchaser’s failure to timely deliver to Seller and Escrow Agent a written notice of termination shall be deemed to constitute Purchaser’s waiver of such objections that Seller has not cured or committed to cure.

IV.
TITLE INSURANCE

4.1         Title Commitment.

(a)         Title Objections. Seller shall, as part of the Investigation Documents required hereunder, deliver to Purchaser a copy of the existing title insurance policy with respect to the Real Property, together with complete and legible copies of all instruments and documents referred to therein which are in Seller’s possession.  Purchaser, at its sole cost and expense, shall obtain a preliminary title report for the Real Property (the “Title Report”) from First American Title Insurance Company (the “Title Company”), together with complete and legible copies of all instruments and documents referred to therein (collectively, the “PTR Exceptions”).  Purchaser shall provide to Seller the contact information of the Title Company as soon as practicable.  Purchaser shall, on or before the expiration of the Objection Period, provide Seller with a written description of its title requirements (the “Title Requirement Letter”), including, without limitation, (A) the form and amount of such final title policy, (B) all objections to any PTR Exceptions which are unacceptable to Purchaser (which it may do in its sole and absolute discretion for any reason or no reason) and setting forth the manner in which it will accept the removal or a cure to such objected PTR Exceptions (the form of removal or cure being acceptable to Purchaser in its sole and absolute discretion) (the “Title Objections”) and (C) all title insurance endorsements required by Purchaser (the form of such endorsements being acceptable to Purchaser in its sole and absolute discretion) (the “Title Endorsements”).  Purchaser’s failure to timely deliver the Title Requirement Letter shall be deemed to constitute Purchaser’s approval of the PTR Exceptions, and such PTR Exceptions which Purchaser has been deemed to approve shall then become Permitted Exceptions.  If Purchaser timely delivers the Title Requirement Letter, then Seller shall have the right, but not the obligation, to elect to (a) cure such Title Objections to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion); or (b) subject to Section 8.1(b), unconditionally and irrevocably agree in writing that such Title Objections will be cured to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) prior to or upon Closing.  Seller shall have until 5:00 p.m. (Eastern Time) on the Cure Date to make its election pursuant to the immediately preceding sentence.  If Seller does not timely cure such Title Objections to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) prior to the Cure Date or unconditionally and irrevocably agree in writing that such objections will be cured to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) prior to Closing, then Purchaser shall, on or before the Review Date, either (i) terminate this Agreement by delivering to Seller a written notice of termination, whereupon (A) this Agreement shall automatically terminate, (B) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (C) each party shall pay one-half (1/2) of the expenses of escrow and (D) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations; or (ii) waive its objection to the disapproved items that Seller has not cured or committed in writing to cure to Purchaser’s satisfaction, which shall then become Permitted Exceptions. Purchaser’s failure to timely deposit with Seller and Escrow Agent a written notice of termination shall be deemed to constitute Purchaser’s waiver of its Title Objections to said items and such items shall become Permitted Exceptions.

(b)          Intervening Liens. Subjection to Section 8.1(b), In the event of any encumbrances (of the type of the PTR Exceptions) on Seller’s title to the Real Property which are created after the effective date of the Title Report (other than Permitted Exceptions) (each, an “Intervening Lien”), Purchaser and Seller agree that (i) to the extent that there exist any Intervening Liens which arise by, under or through Seller (each a “Seller’s Lien”), Seller, at its expense, shall undertake all necessary actions to remove and cure any and all Seller’s Liens to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) prior to Closing; and (ii) to the extent that there exist any Intervening Liens which arise by, under or through a third party, Seller, at its expense, shall use commercially reasonable efforts to remove and cure any and all such Intervening Liens to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) prior to Closing.  In the event that any Intervening Liens exist at Closing, Purchaser shall have the right, as its sole and exclusive remedy, to terminate this Agreement and in the event of such termination (A) this Agreement shall automatically terminate, (B) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (C) each party shall pay one-half (1/2) of the expenses of escrow and (D) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  In the event that Seller obtains actual knowledge of any Intervening Lien, Seller shall promptly bring any such Intervening Lien to Purchaser’s attention. Notwithstanding the foregoing, Purchaser shall be responsible for any and all liens which arise by, under or through Purchaser.

V.REPRESENTATIONS AND WARRANTIES

5.1         Seller’s Representations and Warranties.

Seller represents and warrants to Purchaser, as of the Effective Date, that:

(a)          Organization. Seller is a duly organized and validly existing limited liability company, is in good standing in the State of Delaware, is qualified to transact business in the Commonwealth of Massachusetts, and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b)          Authorization. The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Seller.

(c)          Consents and Conflicts. No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or to authorize the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller (i) will not violate any provision of the Seller’s organizational or governing documents; (ii) will not violate any Laws; (iii) will not result in the creation or imposition of any lien or encumbrance on the Hotel or any portion thereof; and (iv) is not prohibited by any material agreement to which Seller is a party or may be bound.

(d)          Solvency. Neither Seller, nor any of its respective members or managers, has made or filed, with respect to any Person or entity, any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller or the property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller’s knowledge, no such actions are contemplated or have been threatened.

(e)          Space Leases. There are no Space Leases affecting all or any portion of the Hotel.

(f)          Equipment Leases. There are no Equipment Leases affecting the Hotel except as set forth in Exhibit “J” to this Agreement. True and complete copies of the Equipment Leases (including all amendments), have been provided to Purchaser or will be provided to Purchaser pursuant to Section 1.2(b). All of the Equipment Leases described in Exhibit “J” are in full force and effect, and, to Seller’s knowledge, there are no material defaults by any party thereunder except as disclosed in Exhibit “J”.

(g)          Material Contracts. There are no Material Contracts affecting the Hotel except as set forth in Exhibit “D” to this Agreement. True and complete copies of the Material Contracts (including all amendments), have been provided to Purchaser or will be provided to Purchaser pursuant to Section 1.2(b). All of the Material Contracts described in Exhibit “D” are in full force and effect, and, to Seller’s knowledge, there are no material defaults by any party thereunder except as disclosed in Exhibit “D”.

(h)          Permits. True and complete copies of the Permits, to the extent in Seller’s or Manager’s possession or control, have been provided to Purchaser or will be provided to Purchaser pursuant to Section 1.3(a). Except as otherwise disclosed to Purchaser on Exhibit “E,” Seller has not received any written notice of any uncured violations of any Permit, and to Seller’s knowledge, all of the Permits described in Exhibit “E” are in full force and effect.

(i)            Title to Personal Property. Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing, except for the Equipment Leases, which shall be subject only to the ownership interest of the lessor thereunder.

(j)           Condemnation. Seller has received no written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s actual knowledge, no condemnation proceeding or eminent domain proceeding is threatened affecting the Real Property or any portion thereof.

(k)          Compliance with Applicable Law. Within the last two (2) years, Seller has received no written notice from any governmental authority of any violation of any applicable Law with respect to the Hotel which has not been cured or dismissed.

(l)         Litigation. Seller is not currently involved in any litigation, administrative action, arbitration or similar adjudicatory proceeding with respect to the Hotel which has not been resolved, settled or dismissed, nor to Seller’s actual knowledge have any of the foregoing been threatened which, if, adversely determined, could reasonably be expected to have a material adverse effect on the operation of the Hotel or the Business.

(m)       Employees. Seller does not have any employees and is not a party to any written employment, collective bargaining agreement or compensation agreement. To Seller’s actual knowledge, there are no union organization efforts pending or threatened with respect to any of the Hotel Employees.

(n)        Sales and Use Taxes. To Seller’s actual knowledge, all sales and use taxes (other than those sales taxes, if any, arising from the sale of the Real Property and the Personal Property from Seller to Purchaser), hotel/motel occupancy taxes, real and personal property taxes, employer withholding taxes and similar taxes that are due as of the Closing have been paid in full (or will be provided for at the Closing pursuant to the provisions of Section 8.2), and all required reports and returns relating thereto have been, or will be, timely filed. Seller has not received written notice of any special tax assessment relating to the Hotel or any portion thereof, and there are no tax agreements in place affecting the Real Property.

(o)        Financial Statements. Seller has provided or will provide to Purchaser all books and records, financial reports, profit and loss statements, financial statements pertaining to the Hotel and any year-to-date financial statements and operating budgets prepared for the Hotel for the current year. To Seller’s actual knowledge, all such statements are in all material respects true and complete and fairly represent the financial condition of Seller and the Hotel as of the dates stated therein.

(p)        Improvements.  Except as set forth on Exhibit “K,” any and all construction contracts or development and/or other agreements for the performance of any work on or improvement at, or for the benefit of, the Hotel entered into by Seller shall be terminated or completed and fully paid on or before Closing, and, except as set forth on any of the Exhibits attached hereto, there is no amount remaining to be paid under any such construction contracts or development or other agreements, nor, to Seller’s actual knowledge, any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, a lien against the Hotel or any of the Personal Property.  There are no ongoing capital improvement projects at the Hotel that have commenced on or before the date hereof that will not be completed prior to Closing.

(q)        Environmental Notices. Seller has received no written notice from any governmental authority alleging or otherwise asserting that the Hotel or their operation are in violation of any law, rule or regulation relating to Hazardous Substances.

(r)        Environmental Matters. The Seller has received no written notice from any governmental authority that any of the Real Property or Seller is not in compliance with all Hazardous Waste Laws.  Seller has received no written notice from any governmental agency, board or department that Seller does not have all required governmental permits and licenses, if any, relating to Hazardous Substances.

(s)        Foreign Person. Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act of 1980, as amended.

(t)         Foreign Corrupt Practices. Neither Seller nor any of its affiliates, or their respective employees, officers, directors, representatives or agents is, nor will they become, (i) a person or entity with whom U.S. persons or entities are restricted from doing business under any OFAC regulations

(including those named on OFAC’s Specially Designated Nationals and Blocked Persons List any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as the same has been from time to time updated and amended), or other governmental action and is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities; or (ii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

The representations and warranties of Seller shall survive the Closing as and to the extent provided in Sections 5.4 and 5.5. Seller shall indemnify, defend and hold Purchaser harmless from and against any Claim arising or resulting from a breach of any of Seller’s representations or warranties pursuant to Sections 5.5.

5.2       Purchaser’s Representations and Warranties.

Purchaser represents and warrants to Seller, as of the Effective Date, that:

(a)        Organization. Purchaser is a duly organized and validly existing limited liability company, is in good standing in the State of Delaware and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b)        Authorization. The execution and delivery of this Agreement has been or will be duly authorized by all necessary and appropriate action of Purchaser.

(c)        Consents and Conflicts. No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement except for such consents as shall be obtained by Purchaser prior to the Closing.

(d)        Foreign Corrupt Practices. Neither Purchaser nor any of its affiliates, or their respective employees, officers directors, representatives or agents is, nor will they become, (i) a person or entity with whom U.S. persons or entities are restricted from doing business under any OFAC regulations (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as the same has been from time to time updated and amended), or other governmental action and is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities; or (ii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

The representations and warranties of Purchaser shall survive the Closing as and to the extent provided in Sections 5.4 and 5.5. Purchaser shall indemnify and hold Seller harmless from and against any Claim arising or resulting from a material breach of any of Purchaser’s representations or warranties pursuant to Sections 5.5.

5.3       Remedies Prior to Closing.

By executing and delivering the Seller’s Certificate, Seller shall be deemed to have made all of the representations and warranties of Seller in Section 5.1 above and elsewhere in this Agreement, as of the Effective Date and as of the Closing.  Should Seller obtain knowledge that any of such representations and warranties are incorrect in any material respect prior to the Closing, Seller shall immediately advise Purchaser in writing of the same and Seller shall have the option, but not the obligation, to cure same to Purchaser’s satisfaction (in Purchaser’s reasonable discretion) by the Closing Date, and upon Seller’s election to attempt such cure as evidenced by written notice to Purchaser, the Closing shall, at Purchaser’s option, be postponed until Purchaser’s receipt of proof satisfactory to Purchaser (in Purchaser’s reasonable discretion) that such matters have been cured; provided, however, if Purchaser elects not to extend the Closing Date or Seller is unable or unwilling to cure the same within fifteen (15) days after the scheduled Closing Date, Purchaser shall have the option either to (i) waive the same by proceeding to close the transaction, or (ii) to terminate this Agreement.  In the event Purchaser elects to terminate this Agreement pursuant to the immediately prior sentence, Section 7.2 shall control the rights, remedies and obligations of the parties.  Notwithstanding the foregoing, Seller shall have no obligation to cure, and Purchaser shall have no right to terminate this Agreement on account of a supplement or amendment to Seller’s representations and warranties which (a) arises on account of Seller’s Ordinary Course of Business; or (b) does not have a materially adverse effect on the Hotel or the Business. In the event Purchaser waives or is deemed to have waived a breach of Seller’s representations and warranties in accordance with this Section 5.3 and proceeds to Closing, such waiver shall be deemed to include any and all Claims associated with the same, including any post-closing survivability or post-closing indemnity.  If, prior to the Closing, Purchaser obtains actual knowledge that any representation or warranty of Seller is inaccurate or incorrect and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such inaccurate or incorrect representation or warranty.

5.4       Survival.

The representations and warranties of Seller and Purchaser as set forth herein shall expressly survive the Closing for a period of nine (9) months and thereafter will automatically expire unless Purchaser has given written notice to Seller of a breach of any such representation or warranty prior to the expiration of the nine (9) month period following the Closing.

5.5       Indemnification.

(a)        Seller’s Indemnification Obligations.

(i)

Seller hereby acknowledges, covenants and unconditionally, absolutely and irrevocably, agrees to indemnify, protect, defend and hold harmless, as well as reimburse, Purchaser and its affiliates and their respective parents, affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Related Parties”) to the fullest extent provided by law, from and against, and for, any and all Claims brought by or otherwise commenced on behalf of any third party, and all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses

(including, without limitation, reasonable attorneys’ fees and costs)(collectively, “Losses”) (but in all cases without duplication with respect to any and all payments made by or on behalf of Seller for a breach or default under the certificates and declarations provided to the Title Company in connection with the Closing hereunder (but excluding in either case, fraud or intentional misrepresentation by Seller (to the extent caused by Seller’s actions)) actually incurred by Purchaser or any Related Parties or the Hotel as a direct result of such Claims, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, the “Indemnity Obligations”): (1) any one or more breach by Seller of Seller’s representations or warranties and/or of any covenant of Seller contained in this Agreement that expressly survives the Closing, but only to the extent that such Claims in the aggregate exceed Fifty Thousand and No/100 Dollars ($50,000.00) (the “Threshold”) (provided that such indemnity shall be for the aggregate Losses incurred thereby measured by the first dollar of Loss); (2) any failure Seller to have reported and/or paid any and all transfer taxes assessed or assessable by any governmental authority arising or related in any way to the sale of the Hotel, as well as any and all penalties and interest related to any such transfer taxes; (3) the Excluded Assets; (4) any Employee Claim to the extent attributable to their employment at the Hotel prior to the Closing Date, (5) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred prior to the Closing Date in connection with the Hotel, and (6) except (A) as may be the obligation of Purchaser pursuant to an express provision of this Agreement or (B) for any item for which Purchaser receives a credit at Closing (to the extent of such credit), any Claims brought by a third party to the extent arising from acts, omissions or occurrences that occur or accrue in connection with the Hotel prior to the Closing Date, including, without limitation, with respect to the Hotel Contracts.

(ii)

Notwithstanding the foregoing: (1) Purchaser shall have no right to file an action for rescission in connection with any breaches of Seller’s representations or warranties; (2) Seller’s aggregate liability to Purchaser with respect to any and all such breaches of Seller’s representations or warranties, and breaches of any of Seller’s covenants that expressly survive the Closing or in any Seller closing document shall not exceed three percent (3%) of the Purchase Price (the “Post-Closing Liability Cap”) and Purchaser hereby waives any damages, costs and expenses in excess of said amount; provided, however, the Post-Closing Liability Cap shall not apply in the event of Seller’s fraud; (3) except for Claims arising based on any breach of the express representations and warranties of Seller set forth in Section 5.1 and elsewhere in this Agreement or in any closing documents to be delivered by Seller to Purchaser at Closing, neither Claims for change to or remediation of the physical, structural or environmental condition of the Hotel nor Claims of any government or governmental agency or authority relating to the physical, structural or environmental condition of the Hotel are subject to indemnification by Seller under Section 5.5(a)(i); or (4) Seller shall not be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims except those of third parties against which Seller has indemnified Purchaser. In the event that Purchaser actually recovers any insurance proceeds or any indemnity, contribution or other similar payment from any insurance company, tenant, or other third party for damages against which Seller indemnified and actually paid Purchaser under this Agreement, then to the extent Purchaser’s damages did not exceed the amount paid by Seller to Purchaser, Purchaser shall promptly reimburse Seller to the extent of any such double-recovery.

(b)        Purchaser’s Indemnification Obligations.

(i)

Purchaser hereby acknowledges, covenants and unconditionally, absolutely and irrevocably, agrees to indemnify, protect, defend and hold harmless, as well as reimburse, Seller and Seller’s Related Parties to the fullest extent provided by law, from and against, and for, any and all Claims brought by or otherwise commenced on behalf of any third party, and all Losses actually incurred by Seller or any of Seller’s Related Parties as a direct result of such Claims, to the extent the Closing occurs and such Claims and Losses result from any of the following: (1) any one or more breach by Purchaser of Purchaser’s representations or warranties and/or of any covenant of Purchaser contained in this Agreement that expressly survives the Closing, but only to the extent that such Claims in the aggregate exceed the Threshold (provided that such indemnity shall be for the aggregate Losses incurred thereby measured by the first dollar of Loss); (2) Employee Claims to the extent attributable to their employment at the Hotel from and after the Closing Date, but only to the extent that such claims accrue on or after the Closing Date, (3) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred on or after the Closing Date in connection with the Hotel, and (4) except (A) as may be the obligation of Seller pursuant to an express provision of this Agreement and with respect to which Purchaser did not receive a credit at Closing or (B) for any item for which Seller receives a credit at Closing (to the extent of such credit), any Claims brought by a third party to the extent arising from acts, omissions, or occurrences that occur or accrue in connection with the Hotel on or after the Closing Date, including, without limitation, with respect to the Hotel Contracts and Space Leases.

(ii)

Notwithstanding the foregoing, (1) Seller shall have no right to file an action for rescission in connection with any breaches of Purchaser’s representations or warranties, (2) Purchaser’s aggregate liability to Seller with respect to any and all such breaches of Purchaser’s representations or warranties, and breaches of any of Purchaser’s covenants that expressly survive the Closing or in any Purchaser closing document shall not exceed the Post-Closing Liability Cap and Seller hereby waives any damages, costs and expenses in excess of said amount; provided, however, the Post-Closing Liability Cap shall not apply in the event of Purchaser’s fraud; and (3) Purchaser shall not be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims except those of third parties against which Purchaser has indemnified Seller. In the event that Seller actually recovers any insurance proceeds or any indemnity, contribution or other similar payment from any insurance company, tenant, or other third party for damages against which Purchaser indemnified and actually paid Seller under this Agreement, then to the extent Seller’s damages did not exceed the amount paid by Purchaser to Seller, Seller shall promptly reimburse Purchaser to the extent of any such double-recovery.

(c)        Survival. The provisions of this Section 5.5 shall survive the Closing for a period of one (1) year (except with respect to either party’s representations and warranties, for which the survival period shall correspond to the survival period for the applicable representations and warranties in Section 5.4), and a party will be entitled to indemnification only for those matters as to which it has given written notice to the party which is to provide indemnification prior to the expiration of the one (1) year period following the Closing (or the applicable period set forth in Section 5.4).

VI.
COVENANTS

6.1        Seller’s Covenants.

Seller covenants and agrees to perform (and where applicable, Seller agrees to cause Tenant to perform and agrees to use commercially reasonable efforts to cause Manager to perform) the following covenants from the Effective Date to the Closing:

(a)        Cooperation. Seller shall assist Purchaser and Purchaser’s agents, on or before Closing, in acquiring all information necessary to enable Purchaser’s agents and Seller’s agents to compute the prorations described in Section 8.2.

(b)        Personal Property. Seller will not, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed, sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of the Personal Property or any interest therein except for Furnishings, Consumables and Expendables in the Ordinary Course of Business; provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified of such desired disposition, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(c)        Material Contracts. Prior to the expiration of the Due Diligence Period, Seller will not, and will not permit Tenant or Manager to, amend in any material respect or terminate any Material Contracts or Permits (except as required by the terms thereof) without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified of such proposed amendment or termination, such failure to respond shall be deemed to constitute Purchaser’s approval of same. Notwithstanding the foregoing, from and after the expiration of the Due Diligence Period, Seller shall not (i) amend, extend or terminate any Material Contracts and/or Permits without the prior consent of Purchaser (in Purchaser’s reasonable discretion); or (ii) enter into new Material Contracts, without the prior consent of Purchaser (in Purchaser’s sole and absolute discretion). Seller will pay all charges prior to delinquency under such Material Contracts, and Seller will perform all of its obligations under such Material Contracts accruing through the Closing Date.

(d)        Liens. Seller will not enter into any contracts, licenses, easements or other agreements relating to the Hotel which will obligate Purchaser or be a charge or lien against the Hotel, except those necessary to continue the Business and operation of the Hotel in the Ordinary Course of Business and which are terminable without penalty on no more than thirty (30) days notice, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified of Seller’s intention to take such proposed actions, such failure to respond shall be deemed to constitute Purchaser’s approval of same. Seller shall promptly provide written notice to Purchaser of any new agreements entered into by Seller pursuant to this Section 6.1, along with a copy of any such agreements.

(e)        Operations in Ordinary Course of Business. Seller will cause the Hotel to be operated and maintained in the Ordinary Course of Business which undertaking includes, but is not limited to, (i) maintaining the levels of inventories of Expendables, Furnishings and Consumables in the Ordinary Course of Business, including without limitation all linens and terry, (ii) instructing Manager to enter into Bookings on Seller’s behalf in the Ordinary Course of Business, and (iii) performing maintenance and repairs for the Hotel in the Ordinary Course of Business.

(f)         Insurance. Seller will maintain until the Closing Date the existing insurance coverage for the Hotel.

(g)        Books and Records. Seller shall maintain its Books and Records in the Ordinary Course of Business, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its Books and Records in prior years. At the Closing, Purchaser shall become the owner of all Books and Records except for Excluded Assets; provided, however, Seller or Manager may, prior to or at the Closing, photocopy and remove such photocopies from the Hotel any of the Books and Records other than the Bookings. After the Closing, Purchaser shall provide to the officers, employees, agents and representatives of Seller reasonable access to (i) the Books and Records with respect to the Hotel, (ii) the employees at the Hotel, for any purpose deemed necessary or advisable by Seller, including, without limitation, to prepare any documents required to be filed by Seller under applicable Laws or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any person or insurance company involving Seller, Tenant or Manager or their officers, employees, agents and representatives; provided, however, that (A) Seller shall provide reasonable prior notice to Purchaser; (B) Purchaser shall not be required to provide such access during non-business hours; and (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of Seller in providing access to the Books and Records, the Hotel or the employees of Purchaser (or Purchaser’s manager). This Section 6.1(g) shall survive the Closing.  Without limiting the foregoing and in addition thereto, Seller shall, from time to time, upon reasonable advance notice from Purchaser, provide Purchaser and its representatives, agents and employees with access to all financial and other information in its possession relating to the Hotel pertaining to the period of Seller’s ownership and operation of the Hotel, including, without limitation, the information set forth on Exhibit “L” attached hereto, provided that, for a reasonable period after the Closing, but in no event longer than one hundred eighty (180) days after the Closing Date, Seller acknowledges and agrees to use its commercially reasonable efforts (at Purchaser’s sole cost and expense) to also provide the same upon request by Purchaser or its accountants.  This Section 6.1(g) shall survive Closing for a period of twelve (12) months.

(h)        Promotion of Business. Seller shall cause Tenant and Manager to continue to use their commercially reasonable efforts to take guest room reservations and to otherwise promote the business of the Hotel in the Ordinary Course of Business; and all advance room bookings and reservations shall be booked at rates, prices and charges heretofore customarily charged by them for such purposes in the Ordinary Course of Business. Seller acknowledges that the Purchase Price includes the transfer of Bookings.

(i)         Operating Lease and Management Agreement. At or prior to Closing, Seller shall cause the Operating Lease and the Management Agreement to be terminated, in each case, without any liability or lost cost assumed by Purchaser and Seller agrees to indemnify Purchaser and the Hotel against any and all Claims brought by Tenant and/or Manager or any of their respective affiliates.

6.2        Purchaser’s Covenants.

Purchaser, or its affiliate, is an experienced purchaser, owner and operator of hotels and real property such as the Hotel, and Purchaser acknowledges and agrees that Purchaser has made, or will make prior to Closing, such independent investigations, inspections, analyses and research as Purchaser has deemed necessary or appropriate (or, in the alternative, Purchaser has elected at its risk not to make such investigations, inspections, analyses and research), concerning the condition, ownership, use and operation of the Hotel, including, but not limited to, investigations, inspections, analyses and research of: (a) present and future Laws and restrictions concerning the use, location and suitability of the Hotel or any existing or proposed development or build-out or condition thereof, including, but not limited to, zoning, environmental, barrier removal and other such Laws; (b) the necessity and availability of any building permits, environmental impact reports, or any other governmental permits, approvals, entitlements or acts in respect of the Hotel; (c) the necessity or existence of any dedications, fees, charges, costs or assessments that may be imposed in connection with any Laws or the obtaining of any items set forth in subsection (b); (d) the economic value of the Hotel; (e) the seismic and structural integrity of the Hotel Improvements; (f) any surface, soil, subsoil, geologic or ground water conditions or other physical conditions of or affecting the Hotel; (g) the extent or condition of title to the Hotel and the extent of existing encumbrances against the Hotel, as reflected in the Survey and Title Report; (h) the operation and management of the Hotel; (i) any employment matters affecting the Hotel; and (j) the presence, use, transportation or storage of Hazardous Substances on, over, under or nearby the Real Property.

VII.
REMEDIES

7.1       Seller’s Remedies.

Due to the fluctuation in land values, the unpredictable state of the economy and of governmental regulations, the fluctuating money market for real estate loans of all types, and other factors which directly affect the value and marketability of the Hotel, the parties recognize that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller in the event of Purchaser’s failure to perform its obligations under this Agreement to purchase the Hotel. Accordingly, the parties agree that a reasonable estimate of Seller’s damages in such event is the amount of the Earnest Money, and if Purchaser defaults in any material respect in performing the obligations under this Agreement to close the purchase of the Hotel, including, but not limited to, its obligations under Section 8.4(b), then Seller, after delivery of written notice to Purchaser of such failure and the expiration of a five (5) Business Day cure period from delivery of such notice, shall be entitled to immediately terminate this Agreement by giving Purchaser written notice to such effect, and receive and retain the Earnest Money (including interest accrued thereon) as liquidated damages which retention thereof shall be Seller’s sole and exclusive remedy under this Agreement, at law or in equity, for such breach of default to close the transaction contemplated under this Agreement. In addition, (i) Purchaser shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations. Upon the occurrence of a Purchaser default entitling Seller to receive and retain the Earnest Money (including interest accrued thereon) as liquidated damages and following the proper termination of the Agreement by Seller pursuant to this Section 7.1, Purchaser hereby waives and releases all rights to purchase the Hotel and upon demand from Seller, Purchaser agrees to evidence such waiver and release in written form satisfactory to Seller.

7.2       Purchaser’s Remedies.

If Seller defaults in any material respect in performing its obligations under this Agreement to close the sale of the Hotel, including but not limited to its obligations under Section 8.4(a), then Purchaser shall have the right, after delivery of written notice to Seller of such failure and the expiration of a five (5) Business Day cure period from delivery of such notice, to exercise any one of the following as Purchaser’s sole and exclusive remedy:

(a)        proceed to Closing without any reduction in or set-off against the Purchase Price, in which case Purchaser shall be deemed to have waived Seller’s default in performing its obligations and covenants under this Agreement or Seller’s incorrect representations and warranties and such waiver will be deemed to include any and all Claims associated with the same, including any post-closing survivability or post-closing indemnity; or

(b)        terminate this Agreement by giving Seller written notice of such election prior to or at the Closing whereupon (i) Escrow Agent shall immediately return the Earnest Money (including interest accrued thereon) to Purchaser, (ii) Seller shall reimburse Purchaser within ten (10) Business Days following demand by Purchaser for all of Purchaser’s documented out-of-pocket costs of the transaction actually incurred to third parties, including reasonable attorney’s fees and costs incurred in connection with this Agreement and the investigation of the Hotel, not to exceed a total of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), and (iii) neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except that (A) Seller shall pay the expenses of escrow, (B) each party shall continue to be obligated under the Surviving Obligations; or

(c)        pursue the remedy of specific performance to the extent available as a legal or equitable remedy.

If Purchaser fails to elect, by written notice to Seller, any of the foregoing remedies within ten (10) Business Days after Purchaser’s delivery of the default notice contemplated by this Section 7.2, Purchaser shall conclusively be deemed to have elected the remedy set forth in Section 7.2(a).

7.3       Holdback.

From and after Closing, Seller shall maintain a positive cash balance of no less than Three Hundred Seventy Five Thousand and No/100 Dollars ($375,000.00) (the “Holdback”) for nine (9) months following the Closing Date (as may be extended pursuant to this Agreement) for the purpose of discharging the obligations of Seller set forth in this Agreement which survive Closing (including, without limitation, the indemnification obligations set forth in Section 5.5).  Seller may commingle the Holdback with other funds of Seller, but the Holdback may not be transferred, pledged or otherwise encumbered.  At the end of such nine (9) month period, Seller may disburse or otherwise utilize the funds in Seller’s sole and absolute discretion.  Seller’s obligations under this Section 7.3 shall survive the Closing.

7.4       Attorneys’ Fees.

If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party (and in addition to any liquidated damages under Section 7.1).

7.5       Survival.

The provisions of this Article VII shall survive the Closing or earlier termination of this Agreement.

VIII.
CLOSING MATTERS

8.1         Closing.

(a)          Closing Date. The Closing shall be held thirty (30) days after the expiration of the Due Diligence Period, or such earlier date as set forth in a written notice from Purchaser to Seller (the “Closing Date”). For the avoidance of doubt, the Closing Date shall not be extended in the event the Purchaser utilizes the Franchisor Approval Period. The Closing shall be effected through the escrow with Escrow Agent on terms reasonably acceptable to Seller, Purchaser and Escrow Agent (including that all of the funds and documents to be transferred hereunder shall be delivered through the escrow with Escrow Agent). Purchaser and Seller shall execute appropriate instructions to implement the closing of such escrow.

(b)          Postponement by Seller.  Notwithstanding any provision of this Agreement to the contrary, if Seller fails to cure (i) any item under Sections 3.1, or 4.1(a) that Seller committed to cure to Purchaser’s satisfaction on or prior to Closing, or (ii) any item under Section 4.1(b) that Seller is obligated to use its commercially reasonable efforts to cure to Purchaser’s satisfaction on or prior to Closing, Seller shall have the right to postpone the Closing for up to fifteen (15) days by providing written notice to Purchaser no later than three (3) Business Days prior to the scheduled Closing Date. If such items are not cured to Purchaser’s satisfaction (in Purchaser’s sole and absolute discretion) by the Closing Date (as extended pursuant to this Agreement), Purchaser’s sole and exclusive remedy shall be to either (i) terminate this Agreement  pursuant to Section 8.9 by delivering to Seller a written notice of termination; or (ii) waive its objection to the disapproved items that Seller has not cured or committed in writing to cure to Purchaser’s satisfaction, which shall then become Permitted Exceptions. Purchaser’s failure to timely deposit with Seller and Escrow Agent a written notice of termination shall be deemed to constitute Purchaser’s waiver of its objection to said items and such items shall become Permitted Exceptions.

(c)          Postponement by Purchaser. The Closing Date may be extended for a period of up to thirty (30) days by Purchaser upon written notice (the “Extension Election Notice”) from Purchaser to Seller delivered at least two (2) days prior to the scheduled Closing Date, provided that within one (1) Business Day following the delivery of the Extension Election Notice, Purchaser shall deposit an additional One Hundred Thousand and No/100 Dollars ($100,000.00) of Earnest Money with Escrow Agent (the “Additional Deposit”). Upon payment of the Additional Deposit, the Additional Deposit shall be deemed included with and a part of the Earnest Money for all purposes of this Agreement and shall be credited to the Purchase Price at Closing.

8.2         Adjustment and Prorations.

All assets and liabilities of the Hotel, determined in accordance with the Uniform System of Accounts (provided that all other non-Hotel assets and liabilities, if any, shall be determined in accordance with GAAP), shall be prorated as of the Cut Off Time.  In connection with the foregoing:

(a)          Closing Statements.

(i)        Not later than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Purchaser a preliminary statement of prorations and adjustments required under this Section 8.2, or under any other provisions of this Agreement, with such supporting documentation as the parties hereto may reasonably require being attached thereto (the “Preliminary Closing Statement”); and

(ii)       On the day prior to Closing, Purchaser and Seller will conduct inventories, examinations and audits of the Hotel as may be necessary to verify and/or make revisions to the Preliminary Closing Statement based on such audits, examinations and inventories, and conducted on the night preceding the Closing Date. Seller and Purchaser will prepare a settlement statement, which will show the net amount due either to Seller or to Purchaser as the result thereof, and such net amount will be added to, or subtracted from, the payment of the Purchase Price to be paid to Seller pursuant to this Agreement (the “Closing Statement”).

The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:

(b)         Taxes. All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time and Seller shall be responsible for all such amounts attributable to the period prior to the Cut-Off Time, and Purchaser shall be responsible for all such amounts attributable to the period after the Cut-Off Time. If such taxes for the tax year in which the Closing occurs or any previous tax year have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available. When such taxes have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such taxes are finally determined.

(c)          Room Rentals. Room rentals attributable to the night prior to the Closing Date and all nights prior thereto shall be the property of Seller. Room rentals attributable to the night following the Closing and all nights thereafter shall be the property of Purchaser.

(d)          Reservation Deposits. Prepaid and unearned reservation deposits and other such third party prepaid items relating to periods after the Cut-Off Time shall be transferred to Purchaser, or the amounts thereof credited to Purchaser, at the Closing.

(e)          Utility Charges. Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time. Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received. Any utility deposits which are required to be transferred to Purchaser or which Purchaser elects to assume (in Purchaser’s sole and absolute discretion) shall be transferred to Purchaser and credited to Seller at the Closing.

(f)           Operating Expenses and Trade Accounts. At Closing, Seller shall receive a credit for all unconsumed portions of prepaid expenses; provided, Seller shall, concurrently with the delivery of the Preliminary Closing Statement, deliver to Purchaser a certified list of all prepaid expenses which Seller shall represent and warrant to be a materially true, correct and complete list thereof. Seller shall be responsible for all operating expenses and trade accounts of the Hotel (including, without limitation, charges and fees payable under the Hotel Contracts and all hotel/motel sales and occupancy taxes) up to and including the Cut-Off Time; provided, however, that Purchaser shall be responsible for all purchase orders (“Purchase Orders”) made by Seller in the Ordinary Course of Business for Expendables or

Consumables not delivered to the Hotel as of the Closing Date; provided, further, Seller shall, concurrently with the delivery of the Preliminary Closing Statement, deliver to Purchaser a certified list of all Purchase Orders with liabilities in excess of Two Hundred and No/100 Dollars ($200.00) which Seller shall represent and warrant to be a materially true, correct and complete list thereof. All operating expenses and trade accounts accruing after the Cut-Off Time (“Post-Closing Expenses”) shall be the responsibility of Purchaser and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any Claims or other matters relating to (i) the Purchase Orders, or (ii) the Post-Closing Expenses.

(g)          Employees. Seller shall, or shall cause Manager to, pay to Hotel Employees, as required under Section 8.7.

(h)          Cash. All cash on hand in house banks (including any petty cash fund, if any) on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to Seller at the Closing. All other funds of Seller and Tenant shall remain their property and shall be withdrawn by or transferred or credited to Seller or Tenant at Closing.

(i)            Ledger and Other Receivables. All accounts receivable of any kind attributable to guests in the Hotel on the night preceding the Closing shall be prorated as provided in Section 8.2 and Seller’s share shall be credited to Seller at Closing. All other accounts receivable of Seller for the period prior to Closing shall remain the property of Seller (“Retained Accounts”). If any receivables specifically identified for Retained Accounts shall be collected by Purchaser, Purchaser shall remit the same to Seller within fifteen (15) days after receipt. Any monies collected by Purchaser from any customer after the Closing Date who then owes amounts both on a Retained Account and on an account with the Hotel accruing after Closing (a “Current Account”), shall be applied to the invoices specified by the payor or to which such payment (by the amount thereof or other indicia) plainly applies, and, if the payor makes such payment without reference to a specific invoice and the applicable invoice is not otherwise obvious, then such payment shall be allocated to the Current Accounts first and thereafter to the Retained Accounts, on a pro-rata basis based on the amounts then currently owed to each. Notwithstanding the foregoing, the Parties acknowledge and agree that Seller shall have the obligation to collect any and all such accounts receivables at no cost to Purchaser and/or the Hotel.

(j)           Existing Consumables Inventory. There shall be no adjustment or credit at Closing for the value of the Hotel’s existing inventory of unopened containers of Consumables.

To the extent that any of the items described above cannot be finally determined on the Closing Date, then such items shall be prorated on an estimated basis using the most current information. Within ninety (90) days after the Closing Date, Seller and Purchaser shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such recalculation. This Section 8.2 shall survive the Closing.

8.3         Guest Property in Seller’s Possession on Closing Date.

Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

(a)          Safe Deposit Boxes. On the day prior to the Closing Date, Seller shall notify all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Hotel and requesting the removal and verification of the contents of such safe deposit boxes within three days thereafter. Seller may have a representative present at the Hotel during such period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser; and Purchaser hereby agrees to indemnify, defend and save and hold Seller harmless from and against any Claim or obligation arising out of or with respect to such recorded property. Seller shall be responsible for, and shall indemnify, defend and hold Purchaser harmless from and against, any Claim arising with respect to property placed in the safe deposit boxes before the Closing that is not listed in said inventory. The indemnities set forth in this Section 8.3(a) shall survive the Closing.

(b)          Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the day prior to the Closing Date (the “Baggage Inventory List”). Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed on the Baggage Inventory List. Purchaser agrees to indemnify, defend and save and hold Seller harmless from and against any Claim arising out of or with respect to the baggage listed on the Baggage Inventory List, and Seller agrees to indemnify, defend and save and hold Purchaser harmless from and against any Claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed on the Baggage Inventory List. The indemnities set forth in this Section 8.3(b) shall survive the Closing.

8.4         Closing Documents.

(a)          Purchaser’s Closing Deliveries. On or before the Closing Date, Seller shall deliver to Escrow Agent or to Purchaser, as appropriate, the following, dated as of the Closing Date (as applicable):

(i)

a special warranty deed conveying the fee simple title in the Real Property to Purchaser, duly authorized, executed and acknowledged by Seller, in the form commonly used in the Commonwealth of Massachusetts and reasonably approved by Seller and Purchaser (the “Deed”);

(ii)

two (2) counterparts of a Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale and Assignment”) transferring to Purchaser all of the Furnishings, Expendables and Consumables, the Bookings, the Books and Records, the Hotel Contracts, and the assignable Permits, (other than those items leased or loaned to Seller), which Bill of Sale and Assignment shall contain an indemnity by Seller of Purchaser with respect to obligations arising thereunder prior to the Closing Date, and a reciprocal indemnity by Purchaser of Seller with respect to obligations arising thereunder subsequent to the Closing Date, duly authorized and executed by Seller, in the form attached hereto as Exhibit “F”, together with original certificates of title for all vehicles that are part of the Hotel, endorsed to transfer same to Purchaser (and any necessary governmental forms to effect the transfer);

(iii)

a certificate executed by Seller (the “Seller’s Certificate”) stating that each of the representations and warranties of Seller set forth in this Agreement (as the same may be updated by Seller from time to time pursuant to and in accordance with Section 5.3) are, as of the Closing Date, true and accurate in all respects as required by Section 8.9(a), in the form attached hereto as Exhibit “G”;

(iv)	evidence of termination of the Operating Lease and the Management Agreement (and Manager shall have peacefully vacated the Hotel);

(v)	possession of the Hotel and any and all keys, access codes and plans and specifications for the Hotel Improvements in Seller’s possession;

(vi)	a certified copy of such authorizations and approvals of Seller as the Title Company shall reasonably require;

(vii)	a FIRPTA Affidavit executed by Seller in form required by the Internal Revenue Service;

(viii)	the Closing Statement, the form and substance of which has been mutually approved by Purchaser and Seller;

(ix)	if applicable, the Tax Certificates required by Section 8.5(c) of the Agreement;

(x)

to the extent not previously delivered to Purchaser, copies (or originals if available) of the Hotel Contracts and assignable Permits, and all Books and Records, which shall be deemed to be delivered to Purchaser upon delivery of possession of the Hotel if located at the Hotel on the Closing Date;

(xi)	a customary affidavit of Seller (in form reasonably acceptable to the Title Company) in favor of the Title Company; and

(xii)	any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company to consummate this transaction.

(b)          Seller’s Closing Deliveries. On or before the Closing Date, Purchaser shall deliver to Escrow Agent or to Seller, as appropriate, the following, dated as of the Closing Date (as applicable):

(i)

funds evidencing the Purchase Price (as adjusted by the application of the Earnest Money), plus or minus costs and prorations as set forth herein and any other funds needed to satisfy Purchaser’s obligations hereunder;

(ii)	two (2) counterparts of the Bill of Sale and Assignment, duly authorized and executed by Purchaser;

(iii)	such authorizations, approvals and incumbency as Seller or the Title Company shall reasonably require;

(iv)

a certificate executed by Purchaser (the “Purchaser’s Certificate”) stating that each of the representations and warranties of Purchaser set forth in this Agreement are, as of the Closing Date, true and accurate in all respects as required by Section 8.10(a) hereof, in the form attached hereto as Exhibit “H”;

(v)	if applicable, the Tax Certificates required by Section 8.5(c) of the Agreement;

(vi)	the Closing Statement, the form and substance of which has been mutually approved by Purchaser and Seller;

(vii)	any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company or Seller to consummate this transaction.

8.5         Closing Costs.

(a)          Seller’s Closing Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own accountants and attorneys; (ii) one hundred percent (100%) of all state and local transfer and recordation taxes payable in connection with the conveyance of the Hotel; and (iii) one-half of any escrow fees.

(b)          Purchaser’s Closing Costs. In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own accountants and attorneys; (ii) the cost of the base premium for the Title Policy, the cost of any endorsements or modifications to the Title Policy and the cost of any mortgagee policy; (iii) the fees, costs and expenses incurred by Purchaser in connection with its due diligence activities, including the Inspections and Studies, Title Report and Survey; and (iv) one-half of any escrow fees and costs.

(c)          Tax Certificates. Seller and Purchaser shall execute and deliver such transfer and sales tax returns, exemption certificates and/or occasional sales certificates (collectively, the “Tax Certificates”) as may be required by law or deemed reasonably necessary by either party.

(d)          Survival. The provisions of this Section 8.5 shall survive the Closing.

8.6         Real Estate Commissions.

Seller and Purchaser each represent and warrant to the other that it has not dealt with any broker or finder in the negotiation of this transaction other than Broker, who is Seller’s broker in this transaction. Each party agrees to and does hereby indemnify and hold the other harmless against the payment of any commission or finder’s fee to any other person or entity claiming by, through or under such party, as applicable. Seller shall pay the commission of Broker pursuant to separate agreement. This Section 8.6 shall survive the Closing or earlier termination of this Agreement.

8.7         Hotel Employees.

(a)          Existing Employees. Seller shall, or shall cause Manager to, terminate or arrange for the termination of all Hotel Employees to be effective as of the Closing and shall, or shall cause Manager to, pay (i) to Hotel Employees all wages, severance pay, bonuses, benefits and other compensation (including earned and fully accrued but not taken vacation and sick time of any Hotel Employee (the “Accrued Vacation and Sick Time”)) and (ii) all payroll taxes and other employment taxes that any Hotel Employee is owed through termination, pursuant to statute or contract. Purchaser covenants to Seller that Purchaser or its management company shall, before the Closing, offer employment (to be effective as of the Closing) to a sufficient number of Hotel Employees on substantially the same terms and conditions as their employment prior to the Closing Date and for a sufficient period of time so that the actions of the parties pursuant to this Agreement shall not trigger the application of the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or applicable state laws with respect to employees regarding transfers of businesses. Nothing in this Section, however, shall require Purchaser to retain for any period of time any Hotel Employee who is unable to establish identity and work authorization for employment verification, who does not pass a criminal background check or who fails to pass any drug test requirement of Purchaser. It is further agreed, that nothing within this Section shall prohibit the Purchaser from terminating any rehired Hotel Employee for cause in accordance with the WARN Act and its implementing regulations. In addition, no part of this provision is intended to alter, nor does it alter, the at will status of the Hotel Employees. Seller will use commercially reasonable efforts to cause Manager to cooperate with Purchaser to cause an orderly transfer of the Hotel Employees to the employ of Purchaser. Seller and Purchaser acknowledge that Purchaser may, but is not obligated to, offer employment to the General Manager and other management level employees. Manager shall remain fully responsible for all liability and obligations to the General Manager and other management level Hotel Employees who are not rehired by Purchaser and to Hotel Employees who do not accept Purchaser’s offer of employment. No Hotel Employee shall be obligated to accept Purchaser’s or its management company’s offer for employment. Nothing in this Agreement shall require Purchaser to assume any obligations under any employee benefit plans, programs or arrangements currently maintained for Hotel Employees, and Seller shall, or shall cause Manager to, retain and be solely responsible for all obligations under such plans, programs or arrangements.

(b)          WARN Act. As long as Purchaser has received the Hotel Employee Schedule or Seller has otherwise identified the Hotel Employees to Purchaser prior to the Closing and provided sufficient information to Purchaser to allow Purchaser to make an offer of employment to such Hotel Employees pursuant to this Section 8.7 prior to Closing, if Purchaser elects not to retain or rehire such Hotel Employees, Purchaser will be responsible for all obligations, if any, arising with respect to such terminated Hotel Employees under, pursuant to, and in accordance with the provisions of the WARN Act and applicable state laws with respect to employees regarding transfers of businesses. Purchaser acknowledges that it expects to retain or rehire a sufficient number of the Hotel Employees, so that Seller will not be required to give any notices that would otherwise be required under the WARN Act (or applicable state laws with respect to employees regarding transfers of businesses) prior to the termination of the Hotel Employees. Purchaser agrees to indemnify Seller and hold Seller harmless from and against any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Seller under the WARN Act and applicable state laws with respect to employees regarding transfers of businesses resulting from any termination by Purchaser or Purchaser’s manager of Hotel Employees at any time after the Closing Date.

(c)          Survival. The provisions of this Section 8.7 shall survive the Closing.

8.8         Disbursements and Other Actions by Escrow Agent.

At the Closing, Escrow Agent shall promptly undertake all of the following as and to the extent reflected on the settlement statement executed by Seller at Closing:

(a)          Disbursements. Disburse all funds deposited with Escrow Agent by Purchaser as follows:

(i)           If, as a result of the prorations and credits pursuant to Section 8.2 above, amounts are to be charged to the account of Seller, deduct the total amount of such charges;

(ii)          Deduct and pay to the appropriate third party all items chargeable to the account of Seller pursuant to Section 8.5 above;

(iii)          Pay to the appropriate third party from funds deposited by Purchaser all items chargeable to the account of Purchaser pursuant to Section 8.5 above;

(iv)          Disburse the balance of the funds due to Seller to or as directed by Seller; and

(v)        Disburse any remaining funds to or as directed by Purchaser.

All amounts and payees with respect to the items listed above shall be shown on settlement statements executed at the Closing.

(b)          Recordation of Deed. Cause the Deed to be recorded in the Office of the County Recorder where the Hotel is located (with instructions to return the Deed to Purchaser after recordation), and obtain conformed copies thereof for distribution to Seller and Purchaser;

(c)          Title Policy. Issue to Purchaser the Title Policy (including any endorsements issued in connection therewith);

(d)          Closing Documents. Deliver to Purchaser and Seller the other applicable fully-executed documents; and

(e)          Miscellaneous Actions. Take such other actions as Seller and Purchaser may deem necessary or convenient for the consummation of the Closing, as set forth in closing instruction letters provided by parties.

8.9         Conditions Precedent to Purchaser’s Obligations.

Purchaser’s obligations under this Agreement are conditioned upon the satisfaction or waiver by Purchaser of the following conditions:

(a)          Accuracy of Representations and Warranties. Subject to Section 5.3, Seller’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.

(b)          Performance of Obligations and Covenants. Seller shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the covenants contained in Section 6.1 and the delivery of the documents set forth in Section 8.4(a).

(c)          Litigation. There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a person or entity that is not an affiliate of Purchaser pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

(d)         Title Policy.  The Title Company shall be unconditionally obligated and prepared, subject only to payment by Purchaser of the applicable premium and other related charges, to issue a policy of title insurance for the Real Property, in favor of Purchaser, in every respect consistent with the Title Requirement Letter with no exceptions or encumbrances other than the Permitted Exceptions and including each and every Title Endorsement required thereby.

If any of the foregoing conditions have not been satisfied as of the Closing Date for reasons other than a Purchaser default, then Purchaser, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including, without limitation, Sections 7.2 and 8.1(b)), shall be entitled to terminate this Agreement pursuant to this Section 8.9 by giving Seller written notice to such effect, whereupon (i) this Agreement shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (iii) each party shall pay one-half (1/2) of the expenses of escrow and (iv) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations; provided, however, that notwithstanding the foregoing, in the event that Purchaser terminates this Agreement due to a Seller default (excluding any termination of this Agreement by Purchaser pursuant to this Section 8.9), Section 7.2 shall control the rights, remedies and obligations of the parties.  If Purchaser has actual knowledge that a condition remains unsatisfied but nonetheless elects not to terminate this Agreement or to pursue any remedies it may have under Article VII and proceeds with Closing, then such unsatisfied condition shall be deemed waived by Purchaser.

8.10       Conditions Precedent to Seller’s Obligations.

Seller’s obligations under this Agreement are conditioned upon the satisfaction or waiver by Seller of the following conditions:

(a)          Accuracy of Representation and Warranties. Purchaser’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.

(b)          Performance of Obligations. Purchaser shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the delivery of the documents set forth in Section 8.4(b).

(c)          Franchise Termination and Release.  Seller shall have received evidence of termination of the Franchise Agreement together with a release of Seller, Tenant and their affiliates, and any guarantors, from all liability, cost or expense with respect thereto, including without limitation termination costs and fees, in form and substance delivered by Franchisor in the ordinary course of business under substantially similar circumstances.

(d)          Litigation. There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a person or entity that is not an affiliate of Seller pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

If any of the forgoing conditions have not been satisfied as of the Closing Date as the result of Purchaser default, then Seller, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including without limitation, Section 7.1), shall be entitled to terminate this Agreement and Section 7.1 shall control the rights, remedies and obligations of the parties.  If Seller has actual knowledge that a condition remains unsatisfied but nonetheless elects not to terminate this Agreement or to pursue any remedies it may have under Article VII and proceeds with the Closing, then such unsatisfied condition shall be deemed waived by Seller.

8.11       Survival.

The provisions of Article VIII shall survive the Closing.

IX.

CONDEMNATION AND RISK OF LOSS

9.1         Notice.

Seller shall promptly notify Purchaser in writing of any condemnation proceeding filed or any casualty to the Real Property occurring prior to the Closing.

9.2         Condemnation.

If any condemnation proceeding filed prior to the Closing may result in a loss of all or more than fifteen percent (15%) of the Real Property or any portion of the Real Property that would cause a loss of ingress or egress to the Real Property or otherwise materially and adversely impair the operation of the Hotel (any or all of the foregoing instances shall be referred to herein as the “Condemnation Threshold”), then this Agreement shall, at Purchaser’s sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Purchaser’s written notice to Seller and Escrow Agent delivered within five (5) days after receipt by Purchaser of notice of such condemnation, in which event (a) this Agreement shall automatically terminate, (b) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (c) each party shall pay one-half (1/2) of the expenses of escrow and (d) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence does not meet the Condemnation Threshold, then this Agreement shall continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding.

9.3                            Casualty.

In the event of fire, casualty or any other damage of any kind whatsoever (insured or uninsured) to the Hotel occurring after the Effective Date which is reasonably estimated to cost Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more to repair, replace or remediate (the “Casualty Threshold”), Purchaser may, at its option, terminate this Agreement by written notice to Seller within thirty (30) days after Purchaser’s receipt of the notice of casualty referred to above or at Closing, whichever is earlier, whereupon (i) this Agreement shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (iii) each party shall pay one-half (1/2) of the expenses of escrow and (iv) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence costs less than the Casualty Threshold to repair, replace or remediate, then:

(a)                               the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price except as set forth in Section 9.3(b); and

(b)                              Seller shall assign to Purchaser at Closing all of Seller’s interest in any insurance proceeds (except only, rent loss and business interruption insurance, and any similar insurance attributable to the period preceding the interruption insurance, and any similar insurance attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire, casualty or other damage (provided that the amount of such insurance proceeds credited to Purchaser plus any other credits to Purchaser set forth below will never exceed the Purchase Price), and Purchaser will receive a credit against the Purchase Price for any such proceeds that are received and retained by any creditor of Seller and for the amount of any deductibles under any policies related to such proceeds, to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration or the reasonable cost of securing the insurance proceeds.

X.
DISCLAIMERS AND RELEASE

10.1                    Independent Investigations.

In entering into this Agreement, Purchaser is relying solely upon (i) its own inspections, investigations, research and analyses of the matters set forth in Section 6.2, and (ii) the express representations and warranties of Seller set forth in Section 5.1 above and elsewhere in this Agreement and in the Seller’s Certificate, and Purchaser is not relying in any way upon any other representations, warranties, statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written (all such matters herein referred to as the “Delivered Information”), express or implied, of any nature whatsoever regarding any such matters. Except as otherwise provided in an express representation or warranty contained in Section 5.1, Seller shall have no liability with respect to the accuracy or completeness of the Delivered Information.

10.2                    Disclaimer of Warranties.

PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, TENANT, MANAGER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE HOTEL OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE HOTEL, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE HOTEL OR THE BUSINESS, (C) THE COMPLIANCE OF THE HOTEL OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE DELIVERED INFORMATION PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE HOTEL OR THE BUSINESS.

10.3                    Condition of Hotel.

SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 5.1 AND ELSEWHERE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR TENANT TO PURCHASER AT CLOSING, PURCHASER AGREES THAT: (i) PURCHASER SHALL ACCEPT THE HOTEL IN ITS PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) SELLER SHALL NOT BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON THE HOTEL (OTHER THAN AS REQUIRED BY SECTION 6.1(E)) AND, SPECIFICALLY, BUT WITHOUT DEROGATING FROM THE GENERALITY OF THE FOREGOING, SELLER SHALL NOT BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE REAL PROPERTY NECESSARY (x) TO CAUSE THE HOTEL TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, OR (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL

INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS; AND (iii) NO PATENT OR LATENT CONDITION AFFECTING THE HOTEL IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT PURCHASER’S OBLIGATION TO PURCHASE THE HOTEL OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY PURCHASER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR RESCISSION AGAINST SELLER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

10.4                    Release.

EXCEPT FOR THE EXPRESS OBLIGATIONS AND LIABILITIES OF SELLER SPECIFICALLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING (THE “SELLER PARTY OBLIGATIONS”), PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLER, MANAGER AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, PARENT, SUBSIDIARIES, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING IN ITS OR THEIR BEHALF (“RELEASED PARTIES”) FROM ANY AND ALL CLAIMS THAT IT HAS OR MAY HAVE AGAINST ANY OF THE RELEASED PARTIES FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSES, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY MATTERS AFFECTING THE HOTEL, OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, SIGNAGE RIGHTS, ENTITLEMENTS, ZONING, PARKING, TITLE DOCUMENTS OR DEFECTS, CONSTRUCTION DEFECTS, ANY AND ALL VIOLATIONS OF APPLICABLE LAW INCLUDING VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND ALL ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD SIGNIFICANTLY AFFECT PURCHASER’S RELEASE TO SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER EXPRESSLY WAIVES ANY AND ALL RIGHTS CONFERRED UPON IT BY ANY STATUTE OR RULE OF LAW WHICH PROVIDES THAT A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE SIGNIFICANTLY AFFECTED HIS SETTLEMENT WITH THE RELEASED PARTY, INCLUDING, WITHOUT LIMITATION, ANY PROVISIONS SIMILAR TO THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE SIGNIFICANTLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY LAW, AND EXCEPT FOR THE SELLER PARTY OBLIGATIONS, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE CLOSING, THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE CLOSING, THAT THE

WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER, EXCEPT WITH RESPECT TO THE SELLER PARTY OBLIGATIONS, FROM ANY SUCH UNKNOWN CLAIMS WHICH MIGHT IN ANY WAY BE INCLUDED AS A PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.

The foregoing waivers and releases shall not apply to any of the representations, warranties, covenants, indemnities or other matters expressly contained in this Agreement, or in any of the closing documents delivered by Seller, to the extent same expressly survive the Closing.

Seller and Purchaser have each initialed this Article X to further indicate their awareness and acceptance of each and every provision hereof.

SELLER’S INITIALS	PURCHASER’S INITIALS

XI.
MISCELLANEOUS

11.1                    Entire Agreement.

This Agreement (including the Exhibits and Schedules attached hereto) constitutes the complete and final expression of the agreement of the parties relating to the Hotel and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Hotel. Except as expressly set forth herein, this Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

11.2                    Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and permitted assigns of each of the parties to this Agreement; provided, however, the same is not intended nor shall it be construed as creating any rights in or for the benefit of any person or entity other than the parties to this Agreement and their respective personal representatives, successors and permitted assigns.

11.3                    Notices.

Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested; or (b) by delivery by hand or overnight courier; or (c) by facsimile transmission evidenced by confirmed receipt by the transmitting machine; or (d) by e-mail with proof of delivery. Notice deposited in the mail in the manner herein above described shall be effective two (2) Business Days after such deposit. Notice by overnight courier shall be effective one (1) Business Day after deposit with the courier service. Notice given by facsimile transmission or email shall be effective on the Business Day delivered as evidenced by the printed delivery confirmation receipt retained by the sender, provided that such notice is also sent concurrently by registered or certified mail or overnight courier. Notwithstanding the foregoing, any

Notice received after 5:00 p.m. (Eastern Time) shall be deemed to have been delivered the following Business Day. For the purposes of Notice, the addresses of the parties shall be:

Seller:	NMG-BRAINTREE, LLC
c/o Greenfield Partners, LLC
50 North Water Street
South Norwalk, CT 06854
Attention: Mr. Barry P. Marcus

Phone No.: (203) 354-5000
Email: Barry.marcus@greenfieldpartners.com

With a copy to:	Magna Hospitality Group, LC
300 Centerville Road, Suite 300 East
Warwick, RI 02886
Attention: Mr. Robert A. Indeglia, Jr.

Phone No.: (401) 562-2200
Email: Bob.indeglia@magnahospitality.com

With a copy to:	Nutmeg Partners, LLC
551 Post Road
Darien, CT 06820
Attention: Mr. William F. Reighley

Phone No.: (203) 655-0455
Email: BillReigh@aol.com

With a copy to:	GALLOP, JOHNSON & NEUMAN, L.C.
1350 Connecticut Avenue, N.W., Suite 850
Washington, DC 20036
Attention: Michael S. Kosmas, Esq.

Phone No.: (202) 293-1556
Email: Michael.Kosmas@GallopLaw.com

Purchaser:	CWI Braintree Hotel, LLC
c/o Watermark Capital Partners, LLC
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention: Michael G. Medzigian

Phone No.: (847) 482-8600
Email: medzigian@watermarkcap.com

With a copy to:	Paul Hastings LLP
515 S. Flower Street, 25th FL
Los Angeles, CA 90071
Attention: Rick S. Kirkbride, Esq.

Phone No.: (213) 683-6261
Email: RickKirkbride@paulhastings.com

The parties shall have the right from time to time to change their respective addresses for notice by at least five (5) Business Days’ written notice to the other party.

11.4                    Governing Law.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

11.5                    Interpretation.

The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement. This Agreement shall not be construed more strongly against either party regardless of who was more responsible for its preparation.

11.6                    Discharge of Obligations.

THE ACCEPTANCE OF THE DEED BY PURCHASER SHALL BE DEEMED TO BE A FULL PERFORMANCE AND DISCHARGE OF EVERY REPRESENTATION AND WARRANTY MADE BY SELLER HEREIN AND EVERY AGREEMENT AND OBLIGATION ON THE PART OF SELLER TO BE PERFORMED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN AND EXCEPT THOSE WHICH ARE HEREIN SPECIFICALLY STATED TO SURVIVE OR BE PERFORMED AFTER CLOSING.

11.7                    Execution in Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. For purposes of negotiating and finalizing this Agreement, any signed document transmitted by fax machine with automatic telephonic confirmation of receipt or by e-mail with confirmation of receipt shall be treated in all manners and respects as an original document. The signature of any party transmitted as aforesaid shall be considered for all purposes as an original signature and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between the parties. At the request of either party, any fax or email document shall be re-executed by both parties in original form. Seller and Purchaser hereby agree that neither shall raise the use of a fax or email transmission of signatures as a defense to this Agreement and each hereby waives such a defense. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

11.8                    No Recordation.

Purchaser shall not record this Agreement or any memorandum or other notice of this Agreement in any public records; provided, however, the parties acknowledge and agree that Purchaser may disclose and/or provide the material terms of this Agreement in connection with any filings required under the Securities and Exchange Act. This Section 11.8 shall survive the Closing or earlier termination of this Agreement.

11.9                    Time of the Essence.

Time is of the essence of this Agreement and of the obligations of the parties to purchase and sell the Property, it being acknowledged and agreed by and between the parties that any delay in effecting a closing pursuant to this Agreement may result in loss or damage to the party in full compliance with its obligations hereunder.

11.10            Invalid Provisions.

If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

11.11            Computation of Time.

The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “Business Day” or “Business Days” shall mean those days on which the state courts of the Commonwealth of Massachusetts are open.

11.12            Knowledge.

For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Seller’s knowledge” or “Seller’s actual knowledge” or “Seller has no knowledge” or any similar phrase implying a limitation on the basis of knowledge shall mean the actual, present, conscious knowledge of Robert A. Indeglia, Jr. or Chris Morosetti after inquiry to the General Manager for the Hotel (collectively, the “Seller Knowledge Individuals”), on the Effective Date but without any additional further investigation or inquiry (provided that Seller hereby confirms that the Sellers Knowledge Individuals and the General Manager for the Hotel have read the representations and warranties of Seller set forth in Section 5.1 and elsewhere in this Agreement) but such individuals shall not have any individual liability in connection herewith. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons other than the General Manager, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Purchaser’s knowledge” or “Purchaser’s actual knowledge” or “Purchaser has no knowledge” or any similar phrase implying a limitation on the basis of knowledge shall mean the actual, present, conscious knowledge of Michael C. Coolidge or Gil Murillo (collectively, the “Purchaser Knowledge Individuals”), on the Effective Date but without any additional further investigation or inquiry but such individuals shall not have any individual liability in connection herewith.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other individual or entity, shall be imputed to the Purchaser Knowledge Individuals.

11.13            Confidentiality.

(a)                               Disclosure of Confidential Information. The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the non-public information discovered by, provided to or otherwise obtained by Purchaser and Seller and their respective agents either prior to or after the Effective Date in connection with the Hotel or the Business (the “Confidential Information”) shall remain confidential and shall not be disclosed by Purchaser or Seller without the written consent of the other party except (i) to each party’s affiliates, officers, directors, lenders, investors and prospective investors, employees, agents and representatives (including legal counsel, accountants and similar professionals to the extent the party deems it reasonably necessary to inform such person(s), in which case they shall inform each of the foregoing persons of such party’s obligations under this Section and shall secure the agreement of such persons to be bound by the terms hereof); (ii) as otherwise required by law, rule or regulation or as may be necessary to obtain Permits from any governmental authority; or (iii) in connection with Purchaser’s filings or other disclosures as required by the Securities and Exchange Commission; provided, however, that Purchaser and Seller will advise the other party immediately upon receiving any demand for disclosure of any Confidential Information and the other party will have the right to attempt to obtain a protective order or agree to an arrangement with the person or entity demanding such Confidential Information to prevent or limit the extent of such disclosure, prior to the applicable party’s disclosure of such Confidential Information.

(b)                              Publicity. Prior to or following Closing, any press releases or public announcements with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by both Purchaser and Seller, in such parties’ sole discretion; provided, however, this Section 11.13(b) shall not restrict Seller or Purchaser from public announcements or filings required or allowed per the terms of Section 11.13(a).

(c)                               Indemnification. Each party shall indemnify and hold the other party harmless from and against any and all Claims suffered or incurred by the other party and arising out or in connection with a breach by the other party of the provisions of this Section 11.13.

(d)                            Survival. The provisions of this Section 11.13 shall survive the Closing and termination of this Agreement.

11.14            No-Offer.

The delivery of this Agreement to Seller shall not be deemed an offer by Purchaser to enter into any transaction or to enter into any other relationship with Seller, whether on the terms contained in this Agreement or on any other terms. This Agreement shall not be binding upon Purchaser or Seller, nor shall Purchaser or Seller have any obligations or liabilities or any rights with respect hereto, unless and until both Purchaser and Seller have executed and delivered this Agreement.

11.15            Privacy Laws.

To the extent Purchaser reviews, is given access to or otherwise obtains any Hotel Guest Data or other customer or guest information as part of the purchase of the Hotel, Purchaser shall at all times comply in all material respects with all applicable Laws concerning (i) the privacy and use of such data and information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such data and information. This Section 11.15 shall survive the Closing or earlier termination of this Agreement.

11.16            Further Assurances.

From the Effective Date until the Closing or earlier termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any governmental authority or other person under this Agreement or applicable laws, and (ii) effecting all registrations and filings required under this Agreement or applicable laws. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such party, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. The immediately preceding sentence of this Section 11.16 shall survive the Closing.

11.17            WAIVER OF TRIAL BY JURY.

SELLER AND PURCHASER EACH HEREBY WAIVE ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT. THIS SECTION 11.17 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

11.18            Liability Under Deed.

Purchaser agrees that if Purchaser has any right or claim against Seller pursuant to the Deed delivered by Seller to Purchaser, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the Title Policy prior to bringing any claim or action against Seller in respect of such warranties. This Section 11.18 shall only be effective to the extent it does not impair Purchaser’s ability to pursue its rights and remedies against the Title Company and it shall survive the Closing.

11.19            Exhibits and Schedules.

Notwithstanding any specific reference to a section of part of this Agreement in a disclosure set forth in any exhibit or schedule, such disclosures shall be deemed to have been disclosed with respect to all other sections of this Agreement to which such disclosure is reasonably apparent. Terms used in the schedules and exhibits and not otherwise defined therein shall have the meanings as are ascribed to such terms in this Agreement.

11.20            Assignments.

Purchaser may not assign this Agreement without Seller’s prior written consent which consent may be withheld in Seller’s sole discretion; provided, however, Purchaser may assign its rights under this Agreement upon notice to but without Seller’s consent to any affiliate of Purchaser, provided that the persons who have control over Purchaser also have control over such affiliate of Purchaser. Any assignee of Purchaser shall assume in writing all obligations and liabilities of Purchaser under this Agreement. From and after any such assignment, said assignee shall be substituted for Purchaser under this Agreement, and Purchaser shall have no further obligation with respect thereto (except, if such is the case, as a partner of the assignee).

11.21            Escrow Agent as Reporting Person.

In order to assure compliance with the requirements of Section 6045 of the Code, and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)                                              Reporting Person. Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).

(b)                                             Obligations of Seller and Purchaser. Seller and Purchaser hereby agree (i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; (ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct; and (iii) to retain this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.

11.22            Exclusivity.

Following the mutual execution of this Agreement and continuing until any termination of this Agreement, Seller agrees not to offer the Property, entertain offers for the Property, negotiate for its sale, or make information about the Property available (for purpose of sale or refinance) to any third party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

SIGNATURE BY SELLER

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

SELLER:

NMG-BRAINTREE, LLC,
a Delaware limited liability company

By:	/s/ Robert Indeglia, Jr.
Robert Indeglia, Jr., Authorized Party

Date:	3/19/2012

SIGNATURE BY PURCHASER

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

PURCHASER:

CWI BRAINTREE HOTEL, LLC,
a Delaware limited liability company

By:	/s/ Michael G. Medzigian
Michael G. Medzigian, President

Date: March 16, 2012

SIGNATURE BY ESCROW AGENT

The undersigned hereby acknowledges receipt of a fully-executed copy of this Agreement and agrees to accept, hold, deliver and disburse the Earnest Money strictly in accordance with the terms of the Agreement and to otherwise perform the obligations of Escrow Agent and Reporting Person as set forth in the Agreement.

Date:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT “A”

(Definitions)

“Accrued Vacation and Sick Time” shall have the meaning set forth in Section 8.7(a).

“Additional Deposit” shall have the meaning set forth in Section 8.1(c).

“Advance Deposits” shall have the meaning set forth in Section 1.2(b)(vii).

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Baggage Inventory List” shall have the meaning set forth in Section 8.3(b).

“Bill of Sale and Assignment” shall have the meaning set forth in Section 8.4(a)(ii).

“Bookings” shall have the meaning set forth in Section 1.2(b)(vii).

“Books and Records” shall have the meaning set forth in Section 1.2(b)(vi).

“Broker” shall mean O’Connell Hospitality Group.

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including, without limitation, (i) the rental of any guest rooms or other facilities at the Hotel, (ii) the maintenance and repair of the Real Property and, to the extent applicable, the Personal Property, (iii) the employment of the Hotel Employees, and (iv) the payment of taxes.

“Business Day” shall have the meaning set forth in Section 11.11.

“Casualty Threshold” shall have the meanings set forth in Section 9.3.

“Claims” shall mean any demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and expenses), whether direct or indirect, known or unknown, foreseen or unforeseen.

“Closing” shall mean the consummation of the purchase and sale of the Hotel pursuant to this Agreement.

“Closing Date” shall mean the date specified in Section 8.1(a).

“Closing Statement” shall have the meaning set forth in Section 8.2(a)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Condemnation Threshold” shall have the meaning set forth in Section 9.2.

“Confidential Information” shall have the meaning set forth in Section 11.13(a).

“Consumables” shall have the meaning set forth in Section 1.2(b)(ii).

“Cure Date” shall have the meaning set forth in Section 3.1.

“Current Account” shall have the meaning set forth in Section 8.2(i).

“Cut-off Time” shall mean 11:59 p.m. on the date preceding the Closing Date.

“Deed” shall have the meaning set forth in Section 8.4(a)(i).

“Delivered Information” shall have the meaning set forth in Section 10.1.

“Due Diligence Period” shall mean a period of time commencing on the Effective Date and ending at 5:00 PM, Eastern Time, on the date that is forty-five (45) days after the Effective Date.

“Earnest Money” shall have the meaning set forth in Section 2.2(c).

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Employee Claims” shall mean any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) relating to a past or present Hotel Employee.

“Equipment Leases” shall have the meaning set forth in Section 1.2(b)(v).

“Escrow Agent” shall mean the Title Company specified in Section 4.1(a).

“Escrow Instructions” shall have the meaning set forth in Section 2.2(a).

“Excluded Assets” shall have the meaning set forth in Section 1.2(c).

“Expendables” shall have the meaning set forth in Section 1.2(b)(iii).

“Extension Election Notice” shall have the meaning set forth in Section 8.1(c).

“Franchise Agreement” shall mean the franchise agreement pursuant to which Tenant operates the Hotel as a Hampton Inn Hotel.

“Franchisor” shall mean Hampton Inns Franchise LLC, a Delaware limited liability company, as successor in interest to Promus Hotels, Inc., a Delaware corporation.

“Franchisor Approval” shall have the meaning set forth in Section 1.3(g).

“Franchisor Approval Period” shall have the meaning set forth in Section 1.3(g).

“Furnishings” shall have the meaning set forth in Section 1.2(b)(i).

“General Manager” shall mean the then current general manager of the Hotel.

“Good Faith Deposit” shall have the meaning set forth in Section 2.2(b).

“Good Faith Deposit Date” shall have the meaning set forth in Section 2.2(b).

“Hazardous Substances” shall mean any substance or material which (i) has been or is at any time determined by any state or federal court in a reported decision to be a waste, pollutant, contaminant, hazardous waste or hazardous substance, (ii) has been or is determined by any governmental authority to be a waste, pollutant, contaminant, hazardous waste, hazardous substance or hazardous material capable of posing a risk of injury to health, safety or property, (iii) is described as, or has been or is determined to be a waste, pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, dangerous or toxic chemical, material, waste or substance (“pollutant”) under any Hazardous Waste Law; (iv) petroleum, crude oil or any fraction of petroleum or crude oil, (v) any radioactive material, including any source, special nuclear or by product material, as defined at 42 U.S.C. §2011 et seq., and amendments thereto and reauthorizations thereof, (vi) asbestos containing materials in any form or condition, (vii) polychlorinated biphenyls, (viii) methane gas or any related substance in violation of any Hazardous Waste Laws, (ix) lead based paint in any form or condition in violation of any Hazardous Waste Laws, (x) bioaerosols in excess of the guidelines and recommendations established by the United States Environmental Protection Agency (“USEPA”), and (xi) any pathogen and airborne pathogen (naturally occurring or otherwise), toxin, or other biological agent or condition, including without limitation any fungus mold, mycotoxins and microbial matter (“Pathogens”), further including, without limitation, those molds, mycotoxins, microbial matter, and airborne Pathogens (naturally occurring or otherwise) in the USEPA guidelines on Mold Remediation in Schools and Commercial Buildings, EPA 402-K-01-001, March 2001 and any analogous Hazardous Waste Law.

“Hazardous Waste Law” shall mean any law, statute, ordinance, code, rule, regulation, decree, resolution, requirement, standard, permit or license (including consent decrees, judicial decisions and administrative orders), together with all related amendments, implementing preservation, conservation or regulation of the environment, regulations and reauthorizations, pertaining to the protection, preservation, conservation or regulation of the environment or public health or safety, including, without limitation, the following: (i) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (“RCRA”); (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq. (“CERCLA”); (iii) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (iv) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (v) the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629 (“TOSCA”); (vi) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (vii) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (viii) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and (ix) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

“Holdback” shall have the meaning set forth in Section 7.3.

“Hotel” shall have the meaning set forth in Recital A.

“Hotel Contracts” shall have the meaning set forth in Section 1.2(b)(iv).

“Hotel Employee Schedule” shall mean such employment information for all Hotel Employees as is provided to the Purchaser by the Manager, it being understood and agreed that the Hotel Employee Schedule may consist only of a list of employees (without names or Social Security numbers), with an identification of each such employee’s department, position, pay rate (hourly or annually), tenure (start date) and status (whether full-time or part-time).

“Hotel Employees” shall mean the persons employed by Manager to operate the Hotel.

“Hotel Guest Data” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information obtained or collected by Seller, Tenant and/or Manager in the Ordinary Course of Business from guests of the Hotel relating specifically to such guests’ stay at the Hotel. Hotel Guest Data does not include (i) any information maintained by Manager or its affiliates or Franchisor or its affiliates in their corporate databases that is not specific to guest stays at the Hotel including, without limitation, websites, central reservation databases, operational databases and preferred guest programs of Manager or affiliates of Manager or Franchisor or affiliates of Franchisor, and (ii) any data and information collected by Manager or Franchisor the transfer or disclosure of which is prohibited or to the extent that it is restricted by applicable Laws.

“Hotel Improvements” shall have the meaning set forth in Section 1.2(a)(ii).

“Hotel Land” shall have the meaning set forth in Section 1.2(a)(i).

“Indemnity Obligations” shall have the meaning set forth in Section 5.5(a)(i).

“Inspections and Studies” shall have the meaning set forth in Section 1.3(a).

“Intangible Assets” shall have the meaning set forth in Section 1.2(b)(ix).

“Intervening Lien” shall have the meaning set forth in Section 4.1(b).

“Investigation Documents” shall mean and refer to those documents listed and described on Exhibit “I”, all of which shall be deemed Confidential Information.

“Laws” shall mean all federal, state or local laws, statutes or regulations, in each instance to the extent applicable to the ownership and/or operation of the Hotel, or otherwise binding upon a party to this Agreement.

“Losses” shall have the meaning set forth in Section 5.5(a)(i).

“Manager” shall mean MHG-Braintree, LLC.

“Management Agreement” shall mean that certain management agreement currently in effect between Manager and Tenant.

“Material Contract” shall mean any Hotel Contract which both (a) requires aggregate annual payments in excess of Fifty Thousand and No/100 Dollars ($50,000.00) for any year during the term of such Hotel Contract after Closing, and (b) cannot be terminated without cost on less than thirty (30) days notice.

“New Franchise Agreement” shall mean the franchise agreement pursuant to which Purchaser intends to execute to operate the Hotel as a Hampton Inn Hotel.

“Notice” shall have the meaning set forth in Section 11.3.

“Objection Period” shall have the meaning set forth in Section 3.1.

“Operating Lease” shall mean that certain Operating Lease pursuant to which Seller leases the Hotel to Tenant.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with Seller’s, Tenant’s and/or Manager’s past custom and practice for the Business within the previous twenty-four (24) months, taking into account the facts and circumstances in existence from time to time, including, without limitation, actions taken by Manager pursuant to the Management Agreement.

“Permits” shall have the meaning set forth in Section 1.2(b)(viii).

“Permitted Exceptions” shall mean, collectively, (i) any lien, encumbrance or security interest created by Purchaser at Closing in connection with Purchaser’s acquisition of the Hotel, (ii) any exceptions to title that are mutually agreed upon by Seller and Purchaser in writing, and (iii) any title exceptions set forth on the Title Report to which Purchaser does not object in accordance with Section 3.1 or Section 4.1, and any title exceptions to which Purchaser objects that are not cured and which Purchaser is deemed to have accepted and approved in accordance with Section 3.1 or Section 4.1; provided, however, that the following items will be deemed Permitted Exceptions whether or not Purchaser objects thereto: (x) zoning ordinances and regulations, (y) mechanic’s liens caused by Purchaser or its agents, and (z) standard printed title exceptions, other than those that may be removed by endorsement or deletion or by the execution and delivery of a customary affidavit of Seller (in form reasonably acceptable to the Title Company) in favor of the Title Company.

“Personal Property” shall have the meaning set forth in Section 1.2(b).

“Post-Closing Expenses” shall have the meaning set forth in Section 8.2(f).

“Post-Closing Liability Cap” shall have the meaning set forth in Section 5.5(a).

“Preliminary Closing Statement” shall have the meaning set forth in Section 8.2(a)(i).

“PTR Exceptions” shall have the meaning set forth in Section 4.1(a).

“Purchase Orders” shall have the meaning set forth in Section 8.2(f).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser’s Certificate” shall have the meaning set forth in Section 8.4(b)(iv).

“Purchaser Knowledge Individuals” shall have the meaning set forth in Section 11.12.

“Real Property” shall mean the Hotel Land and Hotel Improvements, as set forth in Section 1.2(a).

“Related Parties” shall have the meaning set forth in Section 5.5(a)(i).

“Released Parties” shall have the meaning set forth in Section 10.4.

“Reporting Person” shall have the meaning set forth in Section 11.21(a).

“Retained Accounts” shall have the meaning set forth in Section 8.2(i).

“Review Date” shall have the meaning set forth in Section 3.1.

“Second Deposit” shall have the meaning set forth in Section 2.2(c).

“Second Deposit Date” shall have the meaning set forth in Section 2.2(c).

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Knowledge Individuals” shall have the meaning set forth in Section 11.12.

“Seller Party Obligations” shall have the meaning set forth in Section 10.4.

“Seller’s Certificate” shall have the meaning set forth in Section 8.4(a)(iii).

“Seller’s Lien” shall have the meaning set forth in Section 4.1(b).

“Space Leases” shall mean leases or other grants of rights to third parties to occupy space in or about the hotel for retail or other commercial purposes, and shall include leases for space on the rooftop of the Hotel. The Operating Lease shall not constitute a Space Lease.

“Survey” shall have the meaning set forth in Section 3.1.

“Surviving Obligations” shall have the meaning set forth in Section 1.3(f).

“Tax Certificates” shall have the meaning set forth in Section 8.5(c).

“Tenant” shall mean NMG-Braintree Operating, LLC, a Delaware limited liability company.

“Threshold” shall have the meaning set forth in Section 5.5(a)(i).

“Title Company” shall have the meaning set forth in Section 4.1(a).

“Title Endorsements” shall have the meaning set forth in Section 4.1(a).

“Title Objections” shall have the meaning set forth in Section 4.1(a).

“Title Report” shall have the meaning set forth in Section 4.1(a).

“Title Requirement Letter” shall have the meaning set forth in Section 4.1(a).

“WARN Act” shall have the meaning set forth in Section 8.7(a).

EXHIBIT “B”

(Legal Description of the Hotel Land)

A certain parcel of land in Braintree, Norfolk County, Commonwealth of Massachusetts, known as Lot 52 shown on Land Court No. 11973R, a plan prepared by Bradford Saivetz and Associates and dated December 8, 1997, with Certificate of Title 154171, and bounded and described as follows:

Beginning at a point on the northerly side of a curve to the left having a radius of 1,200.00 feet and an arc length of 205.79 feet to a point at the southeasterly corner of Lot 51 as shown on said plan;

Thence turning and running by Lot 51 N 37◦ 29' 15" W a distance of 391.13 feet to a point on the Town Line that divides the Town of Braintree and the City of Quincy;

Thence turning and running by said Town Line and by land now or formerly of the Commonwealth of Massachusetts, blue Hills Reservation, N 48◦ 26' 45" E a distance of 203.76 feet to a point;

Thence turning and running by Lot 18 as shown on Land Court Plan 119731 S 37◦ 30' 57" E a distance of 434.78 feet to the point of beginning.

Together with the right to use Purgatory Road shown on Land Court Plan No. 11973A now known as Wood Road as set forth in Certificate of Title No. 10555.

B-1

EXHIBIT “C”

(Escrow Instructions)

March       , 2012

FIRST AMERICAN TITLE INSURANCE COMPANY

[Insert Address of Title Company]

Re:                        Earnest Money deposit under Purchase and Sale Agreement (the “Agreement”) dated as of March 19, 2012 (“Effective Date”) by and between NMG-BRAINTREE, LLC, a Delaware limited liability company (“Seller”) and CWI BRAINTREE HOTEL, LLC, a Delaware limited liability company (“Purchaser”) covering the Hampton Inn Hotel, in Braintree, Massachusetts.

Ladies and Gentlemen:

Purchaser and Seller have entered into the Agreement pursuant to which Purchaser agrees to purchase the hotel and property identified therein all as more particularly set forth in the Agreement. All capitalized terms used, but not defined in these escrow instructions shall have the meaning set forth in the Agreement.

In accordance with the Agreement, Purchaser will deliver to the Escrow Agent cash in the amounts set forth in the Agreement (and together with any interest earned thereon, the “Deposit”).You are to hold the Deposit in escrow and deliver it or any portion of it to Seller or Purchaser in accordance with these instructions and the express terms of the Agreement which Escrow Agent acknowledges it has received a fully executed copy thereof.  If Closing occurs under the Agreement, you shall apply the Deposit in accordance with instructions from Purchaser and Seller.

If, prior to the expiration of the Due Diligence Period (as the same may be extended), you receive a notice from Purchaser stating that it is terminating the Agreement, you shall return the Deposit to Purchaser by delivering the same in cash, by certified check or some other form of immediately available funds as directed in writing by Purchaser.

If, after the expiration of the Due Diligence Period, you receive a written statement from Seller or Purchaser (the “Notice”) stating that (i) the notifying party is entitled to the Deposit pursuant to the provisions of the Agreement; and (ii) a copy of the Notice has been delivered to the other party (with evidence of such delivery to the other party and the date thereof), you shall, on the eleventh (11th) Business Day after your receipt of the Notice, deliver the Deposit to the notifying party by delivering the same in cash, by certified check or some other form of immediately available funds as directed in writing by the notifying party, except that if you receive written notice from the other party or its counsel within ten (10) Business Days after your receipt of the Notice that the other party disputes the notifying party’s right to receive the Deposit and directs you not to make the foregoing delivery, you shall not deliver the Deposit to the notifying party but shall instead retain it pending receipt of joint instructions from Purchaser and Seller, or, if appropriate, interplead the Deposit in a court of competent jurisdiction. The Notice shall be delivered, if at all, by recognized overnight courier with receipted delivery.

You are not to disclose to any person (other than the parties hereto, their employees, agents or independent contractors) any information about the Agreement or its existence or this letter of instructions (except if requested by the parties hereto or as may be required by court in any litigation or by law).

The Deposit shall be deposited by Escrow Agent in an interest bearing money market account at [Insert]. All interest will accrue to and be reported to applicable taxing authorities, including the Internal Revenue Service, for the account of the party to whom such interest is or will be paid. Upon request of the Escrow Agent, the parties hereto shall supply the Escrow Agent with their Federal Identification Numbers. A form W-9 must be completed by Purchaser concurrently with the execution of these escrow instructions. You shall not be required to institute legal proceedings of any kind pursuant to these instructions, nor be required to defend any legal proceedings which may be instituted against you with respect to the subject matter of these instructions unless you are requested to do so by Purchaser or Seller and arrangements reasonably satisfactory to you have been made to indemnify you against the cost and expense of such defense by the party making such request. If any dispute shall arise with respect to these instructions, whether such dispute arises between the parties hereto or between the parties hereto and other persons, you may interplead such disputants. You shall be responsible only for the performance of such duties as are strictly set forth herein and in no event shall you be liable for any act or failure to act under the provisions of this letter except where such action or inaction is the result of your willful breach of the provisions hereof, willful misconduct or gross negligence.

Seller and Purchaser each hereby agrees to indemnify you and hold you harmless against any loss, liability or damage (including the cost of litigation and reasonable counsel fees) incurred in connection with the performance of your duties hereunder except as a result of your willful misconduct or gross negligence. Purchaser and Seller shall each pay one-half (1/2) of your escrow fees in connection with the transaction contemplated by this escrow agreement.

Please indicate your agreement to comply with the foregoing instructions by executing at least two copies of this letter and returning one to Purchaser’s counsel and one to Seller’s counsel.

Very truly yours,

SELLER:

NMG-BRAINTREE, LLC,
a Delaware limited liability company

By:

Printed name:

Title:

PURCHASER:

CWI BRAINTREE HOTEL, LLC,
a Delaware limited liability company

By:

Printed name: Michael G. Medzigian

Title: President

ACKNOWLEDGED AND AGREED:

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Printed name:

Title:

EXHIBIT “D”

(Material Contracts)

None

D-1

EXHIBIT “E”

(Permits)

Braintree Water & Sewer	Grease Trap Inspection

Town Of Braintree - Dept of Municipal License & Inspections	Food Service & MC

Town Of Braintree - Dept of Municipal License & Inspections	Hotel/Motel

Town Of Braintree - Dept of Municipal License & Inspections	Pool & Jacuzzi

The Commonwealth of MA	Certificate of Inspecation

Building Dept	Certificate of Occupancy

Massachusetts Department of Revenue	Excise Registration

Massachusetts Department of Revenue	Sales & Tax Registration

E-1

EXHIBIT “F”

BILL OF SALE AND ASSIGNMENT

THIS ASSIGNMENT AND BILL OF SALE (this “Agreement’) is made as of the ____ day of _____________, 2012 by and between NMG-BRAINTREE, LLC, a Delaware limited liability company (“Seller”), and CWI BRAINTREE HOTEL, LLC, a Delaware limited liability company (“Purchaser”), in furtherance of that certain Purchase and Sale Agreement by and among Seller and Purchaser, dated March 19, 2012 (the “Purchase Agreement”).

1.         Sale and Transfer of Assets. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, conveys, transfers, assigns and delivers unto Purchaser, all of Seller’s legal and beneficial right, title and interest in and to all of the Personal Property, including, without limitation, those Hotel Contracts listed on Exhibit “F-1” attached hereto, the Equipment Leases listed on Exhibit “F-2” and the assignable Permits listed on Exhibit “F-3” attached hereto, all as described and defined in the Purchase Agreement (collectively, the “Purchased Assets”).

2.         Assumption and Indemnity.        Seller agrees to perform all duties and obligations related to the Purchased Assets arising from or attributable to the period prior to the Closing Date, and except (i) as may be the express obligation of Purchaser pursuant to an express provision of the Purchase Agreement, or (ii) for any item for which Purchase received a credit at Closing (as defined in the Purchase Agreement) (to the extent of such credit), Seller agrees to indemnify, defend, and hold harmless Purchaser, on Purchaser’s demand, for, from, and against any claims related to the Purchased Assets arising from or attributable to the period prior to the Closing Date. Purchaser assumes and agrees to perform all duties and obligations related to the Purchased Assets arising from or attributable to the period from and after the Closing Date, and except (i) as may be the express obligation of Seller pursuant to an express provision of the Purchase Agreement and with respect to which Purchaser did not receive a credit at Closing, or (ii) for any item for which Seller received a credit at Closing (to the extent of such credit), Purchaser agrees to indemnify, defend, and hold harmless Seller, on Seller’s demand, for from, and against any claims related to the Purchased Assets arising from or attributable to the period from and after the Closing Date.

3.         Purchase Agreement Governs. This Agreement is delivered pursuant to, and is subject to the express representations, warranties, covenants, and agreements set forth in the Purchase Agreement. This Agreement is only intended to effectuate the sale, transfer and conveyance to Purchaser of the Purchased Assets in accordance with the provisions of the Purchase Agreement, and nothing herein shall expand the rights, covenants, obligations, representations or warranties of Seller or Purchaser (express or implied) beyond what is provided for in the Purchase Agreement, and the terms of this Agreement shall be understood and construed accordingly. To the extent that any provision of this Agreement is inconsistent with the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

4.         Condition of Purchased Assets. Except as expressly provided in the Purchase Agreement, including those representations and warranties of Seller set forth pursuant to Article 5 thereof, which representations and warranties are expressly incorporated herein by this reference, all Purchased Assets transferred by this Agreement are transferred in their present condition and state of repair, “AS IS” and “WHERE IS”, with all defects and liabilities, latent or apparent.

5.         Terms Defined. Initially capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

6.         Additional Assurances. Purchaser and Seller shall, as may be reasonably requested by the other party from time to time, provide such additional assurances, execute and deliver such instruments, assignments, certificates, or other documents, and take such actions as reasonably shall be necessary or desirable to evidence and to give full effect to the provisions of this Agreement.

7.         Counterpart Execution. This Agreement may be executed in any number of original counterparts, each of which will be effective on delivery and all of which together will constitute one binding agreement of Seller and Purchaser. Any signature page of this Agreement may be detached from any executed counterpart of this Agreement without impairing the legal effect of any signatures and may be attached to another counterpart of this Agreement that is identical in form to the document signed (but that has attached to it one or more additional signature pages).

8.         Successors and Assigns. This Agreement shall be binding upon the parties hereto, their successors, assigns and transferees.

9.         Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

[Signature pages to follow]

SIGNATURE PAGE TO ASSIGNMENT AND BILL OF SALE

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

SELLER:

NMG-BRAINTREE, LLC,
a Delaware limited liability company

By:

Printed name:

Title:

PURCHASER:

CWI BRAINTREE HOTEL, LLC,
a Delaware limited liability company

By:

Printed name:

Title:

EXHIBIT F-1

(Hotel Contracts)

EXHIBIT “F-2”

(Equipment Leases)

EXHIBIT “F-3”

(Permits)

EXHIBIT “G”

SELLER’S CLOSING CERTIFICATE

THIS SELLER’S CLOSING CERTIFICATE (the “Seller’s Certificate”) is made as of the _____________________ 2012, NMG-BRAINTREE, LLC, a Delaware limited liability company (“Seller”), in favor of CWI BRAINTREE HOTEL, LLC, a Delaware limited liability company (the “Purchaser”), in furtherance of that certain Purchase and Sale Agreement by and among Seller and Purchaser, dated March 19, 2012 (the “Purchase Agreement”).

Recitals:

A.        Pursuant to the Purchase Agreement, Seller agreed to sell and Purchaser agreed to purchase the Property (as defined in the Purchase Agreement) commonly known as the “Hampton Inn Hotel, Braintree, Massachusetts”.

B.         Section 8.4(a)(iii) of the Purchase Agreement requires the delivery of this Seller’s Certificate.

Certificate:

NOW THEREFORE, pursuant to the Purchase Agreement, Seller hereby certifies and confirms to Purchaser as follows:

1.         All of the representations and warranties of Seller set forth in the Purchase Agreement the are true, complete and correct in all material respects as of the date hereof, except as modified pursuant to and in accordance with Section 5.3, as set forth on Exhibit “G-1” attached hereto.

2.         This Seller’s Certificate is subject to the terms and conditions of the Purchase Agreement, including all applicable limitations on liability and all applicable survival limitations contained in the Purchase Agreement.

The undersigned have executed this Seller’s Certificate as of the date set forth above.

NMG-BRAINTREE, LLC,

a Delaware limited liability company

By:

Printed name:

Title:

G-1

EXHIBIT G-1

G-2

Exhibit “H”

PURCHASER’S CLOSING CERTIFICATE

THIS PURCHASER’S CLOSING CERTIFICATE (the “Purchaser’s Certificate”) is made as of ________________ 2012 by CWI BRAINTREE HOTEL, LLC, a Delaware limited liability company (the “Purchaser”), in favor of NMG-BRAINTREE, LLC, a Delaware limited liability company (“Seller”), in furtherance of that certain Purchase and Sale Agreement by and among Seller and Purchaser dated March 19, 2012 (the “Purchase Agreement”).

Recitals:

A.        Pursuant to the Purchase Agreement, Seller agreed to sell and Purchaser agreed to purchase the Hotel (as defined in the Purchase Agreement) commonly known as the “Hampton Inn Hotel, Braintree, Massachusetts”.

B.         Section 8.4(b)(iv) of the Purchase Agreement requires the delivery of this Purchaser’s Certificate.

Certificate:

NOW THEREFORE, pursuant to the Purchase Agreement, Purchaser hereby certifies and confirms to Seller as follows:

1.         All of the representations and warranties of Purchaser set forth in the Purchase Agreement are true, complete and correct in all material respects as of the date hereof, except as set forth on Exhibit “H-1” attached hereto.

2.         This Purchaser’s Certificate is subject to the terms and conditions of the Purchase Agreement, including all applicable limitations on liability and all applicable survival limitations contained in the Purchase Agreement.

The undersigned have executed this Purchaser’s Certificate as of the date set forth above.

PURCHASER:

CWI BRAINTREE HOTEL, LLC,

a Delaware limited liability company

By:

Printed name:

Title:

H-1

EXHIBIT H-1

H-2

EXHIBIT I

(Investigation Documents)

1.    Annual profit and loss statements, with full supporting schedules for the last five years, and audited financial statements for the Property for the past 3 years.

2.    Monthly profit and loss statements, with full supporting schedules for the past three years.

3.    Balance Sheet for December 31, 2008, 2009, 2010 and 2011.

4.    Most recent year to date profit and loss statement with comparison to previous year.

5.    Metrics and statistics such as occupancy, average rate, RevPAR, etc. by month for the last three years including STR reports.

6.    Capital expenditures for the period of January 1, 2008 through Dec. 31, 2011, with any current estimates for future expenditures.

7.    Real and personal property tax bills for 2009, 2010 and 2011 as well as copies of any open appeals that have been prepared or filed.

8.    List of all insurance coverages, including cost and expiration dates.

9.    Seller’s existing title report.

10.  Copies of all service contracts, leases, franchise or license agreements, permits, and any instruments that Purchaser is expected to assume.

11.  Copies of all recent (within the last 3 years) appraisals, market studies, engineering and soil reports, if any.

12.  Copies of all environmental reports performed by the Seller.

13.  Survey (as-built), legal description, architectural and engineering plans and specifications.

14.  Recent health, fire, building and elevator inspection reports.

15.  Physical inventory of supplies, consumables, and inventories, if any.

16.  Employee census listing all employees by name with corresponding position, salary or wage scale, benefits to which they are entitled, accrued benefits including vacation and any other payments.

17.  A summary of the health insurance program available to employees, including the scope of benefits offered, the cost of the insurance by employee with a breakdown of both the employer’s contribution and the employee’s contribution as well as a summary of claims experience for each of the last three years.

18.  A summary of workers’ compensation insurance coverage as well as a summary of claims experience for each of the last three years.

I-1

19.  Most recent group bookings pace report with comparison to previous three years.

20.  Detailed list of advanced reservations and bookings, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information including copies of all contracts relative to future definite group bookings and corporate and locally negotiated rates.

21.  List of all purveyors and sources of supplies and services.

22.  Details of any pending or expected litigation as well as claims where litigation has not commenced including all employee claims.

23.  List of all tenants, rent rolls, deposits, and terms of lease, if any.

24.  Copies of any contemplated renovation expansion or redevelopment programs, including scope of work, estimate cost of implementation, design schemes or programs, architectural renderings and any other reports related to a contemplated renovation as appropriate (or written acknowledgment that there are none).

25.  Copies of the 2010, 2011 and 2012 business plans, including the marketing, advertising and public relations plans.

26.  Market segmentation reports for each of the last three years showing average rates and room nights for each market segment.

27.  PIP Documents from Hilton related to the change of ownership.

28.  Copy of the most recent Quality Assurance Report issued by Hilton.

I-2

EXHIBIT J

(Equipment Leases)

1.            Ricoh Copier

2.            Van Lease

End.

J-1

EXHIBIT K

(Improvements)

NONE

K-1

EXHIBIT L

(Audit Request Materials)

L-1